Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

Monument Bancorp, Inc. AND

Citizens & Northern Corporation

September 27, 2018

	TABLE OF CONTENTS

Article I. THE MERGER		2
1.1	Merger	2
1.2	Name	2
1.3	Articles of Incorporation and Bylaws	2
1.4	Directors and Officers	2
Article II. CONVERSION AND EXCHANGE OF SHARES		2
2.1	Conversion of Shares	2
2.2	Election Procedure	4
2.3	Undisbursed Consideration	11
2.4	Treatment of Outstanding Monument Options	12
2.5	Reservation and Registration of Shares	13
2.6	Withholding Rights	13
2.7	Expenses	13
2.8	Dissenters’ Rights	13
Article III. REPRESENTATIONS AND WARRANTIES OF Monument		13
3.1	Organization	13
3.2	Authority	14
3.3	Subsidiaries	14
3.4	Capitalization	15
3.5	Consents and Approvals	16
3.6	Charter, Bylaws and Minute Books	16
3.7	Reports	17
3.8	Financial Statements	17
3.9	Absence of Undisclosed Liabilities	19
3.10	Absence of Changes	19
3.11	Dividends, Distributions and Stock Purchases	19
3.12	Taxes	20
3.13	Title to and Condition of Assets	21
3.14	Contracts	21
3.15	Litigation and Governmental Directives	22
3.16	Risk Management Instruments	22
3.17	Environmental Matters	22
3.18	Intellectual Property	23
3.19	Privacy	23
3.20	Compliance with Laws; Governmental Authorizations	24
3.21	Insurance	24
3.22	Financial Institutions Bonds	24
3.23	Labor Relations and Employment Agreements	25
3.24	Employee Benefit Plans	25
3.25	Loan Portfolio	26
3.26	Investment Portfolio	27
3.27	Related Party Transactions	27
3.28	Certain Activities	27

3.29	No Finder	28
3.30	Complete and Accurate Disclosure	28
3.31	Proxy Statement/Prospectus	28
3.32	Beneficial Ownership of C&N Common Stock	28
3.33	Fairness Opinion	29
3.34	State Takeover Laws	29
3.35	Reorganization	29
Article IV. REPRESENTATIONS AND WARRANTIES OF C&N		29
4.1	Organization	29
4.2	Authority	29
4.3	Subsidiaries	30
4.4	Capitalization	30
4.5	Consents and Approvals	31
4.6	Charter, Bylaws and Minute Books	31
4.7	Reports	32
4.8	Financial Statements	33
4.9	Absence of Undisclosed Liabilities	34
4.10	Absence of Changes	34
4.11	Dividends, Distributions and Stock Purchases	35
4.12	Taxes	35
4.13	Litigation and Governmental Directives	36
4.14	Risk Management Instruments	36
4.15	Privacy	37
4.16	Compliance with Laws; Governmental Authorizations	37
4.17	Insurance	37
4.18	Employee Benefit Plans	38
4.19	Loan Portfolio.	38
4.20	Investment Portfolio.	39
4.21	Certain Activities	39
4.22	No Finder	39
4.23	Complete and Accurate Disclosure	39
4.24	Proxy Statement/Prospectus	40
4.25	Reorganization	40
Article V. COVENANTS OF Monument		40
5.1	Conduct of Business	40
5.2	Best Efforts	42
5.3	Access to Properties and Records	43
5.4	Subsequent Financial Statements	43
5.5	Update Schedules	43
5.6	Notice	43
5.7	No Solicitation	44
5.8	No Purchases or Sales of C&N Common Stock During Price Determination Period	47
5.9	Dividends	47
5.10	Internal Controls	47
5.11	Transaction Expenses of Monument	47

Article VI. COVENANTS OF C&N		47
6.1	Best Efforts	48
6.2	Access to Properties and Records	49
6.3	Subsequent Financial Statements	49
6.4	Update Schedules	49
6.5	Notice	49
6.6	No Purchase or Sales of C&N Common Stock During Price Determination Period	49
6.7	Employment Arrangements	50
6.8	Insurance; Indemnification	51
6.9	Appointment of C&N Director	53
Article VII. CONDITIONS PRECEDENT		53
7.1	Common Conditions	53
7.2	Conditions Precedent to Obligations of C&N	54
7.3	Conditions Precedent to the Obligations of Monument	55
Article VIII. TERMINATION, AMENDMENT AND WAIVER		56
8.1	Termination	56
8.2	Effect of Termination.	59
8.3	Amendment	60
8.4	Waiver	60
Article IX. CLOSING AND EFFECTIVE TIME		60
9.1	Closing	60
9.2	Effective Time	60
Article X. NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES		61
10.1	No Survival	61
Article XI. GENERAL PROVISIONS		61
11.1	Expenses	61
11.2	Press Releases, Etc.	61
11.3	Notices	61
11.4	Counterparts	62
11.5	Governing Law	62
11.6	Parties in Interest	62
11.7	Disclosure Schedules	62
11.8	Entire Agreement	62

APPENDIX

Appendix I	Definitions

INDEX OF EXHIBITS

Exhibit A	Bank Merger Agreement
Exhibit B	Form of Voting Agreement
Exhibit C	Form of Non-Competition Agreement

 v

INDEX OF SCHEDULES

Schedule 2.4 – Treatment of Outstanding Monument Options

Schedule 3.3(i) – Monument Subsidiaries

Schedule 3.3(ii) – Monument Bank Subsidiaries

Schedule 3.4(a) – Capitalization

Schedule 3.4(c) – Monument Options Outstanding

Schedule 3.9 – Absence of Undisclosed Liabilities

Schedule 3.10 – Absence of Changes

Schedule 3.11 - Dividends, Distributions and Stock Purchases

Schedule 3.12 - Taxes

Schedule 3.13 - Title to and Condition of Assets

Schedule 3.14 - Contracts

Schedule 3.15 – Litigation and Governmental Directives

Schedule 3.17– Environmental Matters

Schedule 3.21 - Insurance

Schedule 3.22 – Financial Institution Bonds

Schedule 3.23 – Labor Relations and Employment Agreements

Schedule 3.24 – Employee Benefit Plans

Schedule 3.25(a) – Loan Portfolio

Schedule 3.29– No Finder

Schedule 4.3(i) – C&N Subsidiaries

Schedule 4.3(ii) – C&N Bank Subsidiaries

Schedule 4.4(a) – Capitalization

Schedule 4.4(c) – C&N Stock Plans

Schedule 4.9 – Absence of Undisclosed Liabilities

Schedule 4.10 – Absence of Changes

Schedule 4.11 – Dividends, Distributions and Stock Purchases

Schedule 4.12 - Taxes

Schedule 4.13- Litigation and Governmental Directives

Schedule 4.18 – Employee Benefit Plans

Schedule 4.22 – No Finder

Schedule 5.1 – Conduct of Business

Schedule 6.7(a) – Designated Employees

Schedule 6.7(b) – Contract Employees

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”), entered into as of September 27, 2018, by and between Citizens & Northern Corporation, a Pennsylvania corporation having its administrative headquarters at 90-92 Main Street, Wellsboro, Pennsylvania 16901 (“C&N”), and Monument Bancorp, Inc., a Pennsylvania corporation having its administrative headquarters at 465 N Main Street, Doylestown, Pennsylvania 18901 (“Monument”).

BACKGROUND:

C&N is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and is the parent holding company of Citizens & Northern Bank, a Pennsylvania chartered financial institution (“C&N Bank”).

Monument is a bank holding company registered under the BHC Act and is the parent holding company of Monument Bank, a Pennsylvania chartered financial institution (“Monument Bank”).

The Boards of Directors of C&N and Monument have determined that it is in the best interests of C&N and Monument, respectively, for Monument to merge with and into C&N with C&N surviving (the “Merger”), and for Monument Bank to merge with and into C&N Bank, with C&N Bank surviving (the “Bank Merger”). In connection with the Bank Merger, C&N Bank and Monument Bank have entered into that certain Bank Merger Agreement, of even date herewith, attached hereto as Exhibit A (the “Bank Merger Agreement”).

In connection with the Merger, all of the outstanding shares of the common stock of Monument, $1.00 par value per share (the “Monument Common Stock”), will be converted into cash and shares of the common stock of C&N, par value $1.00 per share (the “C&N Common Stock”), on the terms described in this Agreement.

In connection with the execution of this Agreement, Monument has obtained voting agreements in the form of Exhibit B, attached hereto, from the directors and executive officers listed on Exhibit B, pursuant to which each such person has agreed to vote certain shares of Monument Common Stock beneficially owned by him or her in favor of this Agreement, the Merger and, to the extent required, all transactions incident thereto (collectively, the “Voting Agreements”).

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.A.

DEFINITIONS

Appendix I sets forth (i) definitions of capitalized terms used in this Agreement which are not otherwise defined within the text of this Agreement, and (ii) cross references to capitalized terms defined within the text of the Agreement.

Article I.
THE MERGER

1.1           Merger. Subject to the terms and conditions of this Agreement, at the Effective Time: (i) Monument shall merge with and into C&N pursuant to the provisions of the Applicable Corporate Law, whereupon the separate existence of Monument shall cease, and C&N shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”), and (ii) all of the outstanding shares of Monument Common Stock will be converted into C&N Common Stock and cash in accordance with the provisions of Article II.

1.2           Name. The name of the Surviving Corporation shall be “Citizens & Northern Corporation”. The address of the principal office of the Surviving Corporation will be the address of C&N at the Effective Time.

1.3           Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of C&N as in effect at the Effective Time.

1.4           Directors and Officers. Subject to the provisions of Section 6.9, the directors and officers of the Surviving Corporation shall be the directors and officers of C&N in office at the Effective Time. Each of such directors and officers shall serve until such time as his or her successor is duly elected and has qualified.

Article II.
CONVERSION AND EXCHANGE OF SHARES

2.1           Conversion of Shares. At the Effective Time, the shares of Monument Common Stock then outstanding shall be converted into shares of C&N Common Stock and cash, as follows:

2

(a)          Conversion of Shares.

(i)          Except for the Canceled Shares and Dissenting Shares, each share of Monument Common Stock issued and outstanding immediately prior to the Effective Time (a “Monument Share” and, collectively, the “Monument Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and extinguished and converted into the right to receive, upon the surrender of the share certificates evidencing the Monument Shares (it being understood that any reference herein to a “certificate” of Monument Shares shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Monument Common Stock), the C&N Stock Consideration or the Cash Consideration, or a combination of C&N Stock Consideration and the Cash Consideration, without any interest thereon (collectively, the “Merger Consideration”), as specified in this Article.

(ii)         Shares of Monument Common Stock owned as of the Effective Time by C&N, C&N Bank, Monument or any Monument Subsidiary (except for trust account shares or shares acquired in connection with debts previously contracted) (collectively, the “Canceled Shares”) shall not be converted into the Merger Consideration and shall be canceled at the Effective Time.

(iii)        Each share of C&N Common Stock that is issued and outstanding immediately before the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one (1) share of C&N Common Stock, and each holder thereof shall retain his or her rights therein. The holders of the shares of C&N Common Stock outstanding immediately prior to the Effective Time shall, immediately after the Effective Time, continue to hold a majority of the outstanding shares of C&N Common Stock.

(b)          Definitions. For purposes hereof, the following terms have the following meanings:

“C&N Share Value” means the closing price of C&N Common Stock on the Market on the Effective Date.

“C&N Stock Consideration” means a number of shares of C&N Common Stock equal to the number of Monument Shares to be converted into C&N Common Stock multiplied by the Conversion Ratio.

“Cash Consideration” means $28.10 per share, which is the amount of cash payable in the Merger per Monument Share exchanged therefor.

“Conversion Ratio” means 1.0144, which is the number of shares of C&N Common Stock payable in the merger per Monument share exchanged therefor; provided, however, that if C&N or Monument shall, at any time after the date of this Agreement and before the Effective Time, change its issued and outstanding shares into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification, subdivision, combination of shares or other similar transaction, or there shall have been a record date declared for any such matter, then the Conversion Ratio shall be proportionately adjusted (calculated to four (4) decimal places), so that each Monument shareholder shall receive at the Effective Time, in exchange for his or her shares of Monument Common Stock, the number of shares of C&N Common Stock as would then have been owned by such Monument shareholder if the Effective Time had occurred before the record date of such event. For example, if C&N were to declare a five percent (5%) stock dividend after the date of this Agreement, and if the record date for that stock dividend were to occur before the Effective Time, the Conversion Ratio would be adjusted from 1.0144 to 1.06512 shares.

3

“Outstanding Shares” means the aggregate number of Monument Shares outstanding immediately prior to the Effective Time, but excluding the Canceled Shares, which number shall not be greater than the number of shares outstanding on the date of this Agreement (except as permitted by Section 5.1 herein).

(c)          No Fractional Shares. No fractional shares of C&N Common Stock shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which a Monument shareholder would otherwise be entitled, such shareholder shall instead receive, in cash, an amount equal to the product of  (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the Cash Consideration.

(d)          Closing Market Price. For purposes of this Agreement, the “Closing Market Price” shall be the average of the closing prices for C&N Common Stock, calculated to two (2) decimal places, for the ten (10) consecutive trading days immediately preceding the date which is five (5) business days before the Effective Date (the “Price Determination Period”), as reported by the Market. For example, if April 1, 2019 were to be the Effective Date, then the Price Determination Period would be March 11-15 and18-22, 2019. In the event that there is no trading activity for C&N Common Stock on the Market on a day during the Price Determination Period, the Closing Market Price shall be based on the days during the Price Determination Period during which there is trading activity.

2.2          Election Procedure.

(a)          Elections. Each holder of Monument Shares shall have the right to submit a request (an “Election”) to convert the Monument Shares owned by such holder (excluding any Canceled Shares) into: (1) the right to receive the Cash Consideration in the Merger (a “Cash Election”); (2) the right to receive the C&N Stock Consideration in the Merger (a “Stock Election”); or (3) the right to receive the Cash Consideration in the Merger for a portion of the Monument Shares owned, and the right to receive the C&N Stock Consideration in the Merger for the remainder of the Monument Shares owned (a “Cash/Stock Election”), in accordance with the following procedures:

(i)          All Cash/Stock Elections shall be made solely in ten percent increments (i.e., 10% cash/90% stock; 20% cash/80% stock, etc.).

4

(ii)         C&N shall prepare a form (the “Form of Election”) pursuant to which each holder of Monument Shares may make an Election, which shall be, in form and substance, acceptable to Monument. C&N and Monument shall mutually determine the timing of the mailing of the Form of Election to all Monument shareholders so as to permit Monument’s shareholders to exercise their right to make an Election on or prior to the Election Deadline. C&N and Monument shall each use its best efforts to mail or otherwise make available the Form of Election to all persons who become holders of Monument Shares during the period between the date of original mailing of the Form of Election and the Election Deadline. “Election Deadline” means the date announced by C&N (which date shall be mutually agreeable to Monument), as the last day on which Forms of Election will be accepted. In the event this Agreement shall have been terminated prior to the Effective Time, the Exchange Agent shall immediately return all Forms of Election and certificates for Monument Shares that have been submitted to the appropriate Monument shareholders.

(iii)        Holders of record of Monument Shares who hold such shares as nominees, trustees, or in other representative capacities may submit multiple Forms of Election, provided that such representative certifies that each Form of Election covers all Monument Shares held by such representative for a particular beneficial owner.

(iv)        Not later than the effective date of the Proxy Statement/Prospectus filed with the SEC, as contemplated in Section 6.1(b) hereof, C&N shall appoint Exchange Agent as the person to receive Forms of Election and to act as exchange agent under this Agreement. Any Monument shareholder’s Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates for the Monument Shares representing all certificated shares to which such Form of Election relates (or by an appropriate guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States, provided such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery). Failure to deliver Monument Shares covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election.

(v)         Any Monument shareholder may at any time prior to the Election Deadline change his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a revised Form of Election properly completed and signed.

(vi)        Any Monument shareholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal, prior to the Election Deadline, of such shareholder’s previously submitted certificates for Monument Shares, or of the guarantee of delivery of such certificates. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Parties that this Agreement has been terminated in accordance with the terms hereof.

5

(vii)       C&N and Monument shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.2, the issuance and delivery of certificates for C&N Common Stock into which Monument Shares are converted in the Merger and the payment of cash for Monument Shares converted into the right to receive the Cash Consideration in the Merger.

(viii)      Outstanding Shares as to which a valid Election has not been made are referred to as “Non-Electing Shares”. If C&N shall determine that any Election is not properly made, such Election shall be deemed to be not in effect, and the Monument Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares. Monument, C&N and the Exchange Agent shall have no obligation to notify any person of any defect in any Election submitted.

(b)          Conversion and Proration. The manner in which each Monument Share (except Canceled Shares) shall be converted into the C&N Stock Consideration, the Cash Consideration or the right to receive a combination of C&N Stock Consideration and Cash Consideration at the Effective Time shall be as set forth in this Section 2.2(b).

(i)          The number of Outstanding Shares to be converted into the right to receive the Cash Consideration in the Merger pursuant to this Agreement shall be twenty percent (20%) (the “Cash Percentage”) of the Outstanding Shares, determined without consideration of any shares for which holders have validly exercised dissenters rights (“Dissenting Shares”) and cash received by holders of Dissenting Shares (“Dissenting Shareholders”); provided, however, that the Parties desire that the Merger should qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) for federal income tax purposes. Therefore, notwithstanding anything to the contrary contained in this Agreement, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as reasonably determined by Barley Snyder LLP, C&N shall increase the number of Outstanding Shares that will be converted into the C&N Stock Consideration and reduce the number of Outstanding Shares that will be converted into the right to receive the Cash Consideration to the extent, if any, necessary to cause the Stock Test Amount to exceed the Cash Test Amount by at least $100.00; provided, however, that, solely for purposes of determining whether the Stock Test Amount exceeds the Cash Test Amount, cash paid for Monument Options pursuant to Section 2.4 shall be disregarded. For purposes of the foregoing: “Stock Test Amount” means the product of (i) the number of Outstanding Shares to be converted into C&N Stock Consideration (determined after taking into account adjustments under this Section), multiplied by (ii) the Conversion Ratio, multiplied by (iii) the C&N Share Value; and “Cash Test Amount” means the product of (i) the number of Outstanding Shares to be converted into the right to receive the Cash Consideration (determined after taking into account adjustments under Section 2.2(b)(i)), multiplied by (ii) the Cash Consideration.

6

(ii)         If the total number of Outstanding Shares for which a Cash Election is requested (including the cash portion of any Cash/Stock Election, but excluding any fractional share for which cash is paid in lieu of receipt of such fractional share) is equal to the Cash Percentage, all such Cash Elections shall be honored as submitted, all Stock Elections shall be honored as submitted and all Non-Electing Shares shall be converted into C&N Stock Consideration.

(iii)        If the total number of Outstanding Shares for which a Cash Election is requested (including the cash portion of any Cash/Stock Elections, but excluding any fractional share for which cash is paid in lieu of receipt of such fractional share) is greater than the Cash Percentage: all Non-Electing Shares shall be converted into the C&N Stock consideration and all remaining Monument shares shall be converted as follows:

(A)         each Outstanding Share for which the holder made a Stock Election and the portion of each Cash/Stock Election electing C&N Stock Consideration (collectively, the “Aggregate Stock Elections”) shall be converted in the Merger into the C&N Stock Consideration; and

(B)         each Outstanding Share for which the holder made a Cash Election and the portion of each Cash/Stock Election electing Cash Consideration (collectively, the “Aggregate Cash Elections”) shall be converted into the right to receive Cash Consideration or C&N Stock Consideration in the following manner:

1)       Each Monument shareholder shall receive Cash Consideration for the Pro-rated Cash Percentage of the number of Outstanding Shares for which he or she elected to receive Cash Consideration (including the cash portion of any Cash/Stock Election), where “Pro-rated Cash Percentage” means the percentage determined by dividing the Cash Percentage by the Aggregate Cash Election Percentage:

For purposes of the foregoing calculation, “Aggregate Cash Election Percentage” shall mean the percentage of Outstanding Shares represented by the Aggregate Cash Elections.

2)       Each Monument shareholder shall have the Remaining Stock Percentage of the number of Outstanding Shares for which he or she elected to receive Cash Consideration (including the portion of any Cash/Stock Election electing Cash Consideration) converted into the C&N Stock Consideration, where “Remaining Stock Percentage” means 100% minus the Pro-rated Cash Percentage.

7

(iv)        If the total number of Outstanding Shares for which a Cash Election is requested (including the cash portion of any Cash/Stock Elections but excluding any fractional share for which cash is paid in lieu of receipt of a fractional share) is less than the Cash Percentage, all Non-Electing Shares shall be converted, pro-rata among all holders of Non-Electing Shares based on the number of Non-Electing Shares owned, into the Cash Consideration until the Cash Percentage is reached and thereafter into C&N Stock Consideration. If all Non-Electing Shares are converted into the Cash Consideration pursuant to the foregoing sentence, and total Cash Elections, including all such Non-Electing Shares, are still less than the Cash Percentage, all remaining Monument Shares shall be converted as follows:

(A)         the Aggregate Cash Elections shall be converted in the Merger into the Cash Consideration; and

(B)         the Aggregate Stock Elections shall be converted into the right to receive Cash Consideration or C&N Stock Consideration in the following manner:

1)       Each Monument shareholder shall receive C&N Stock Consideration for the Pro-rated Stock Percentage of the number of Outstanding Shares for which he or she elected to receive C&N Stock Consideration (including the stock portion of any Cash/Stock Election), where “Pro-rated Stock Percentage” means the percentage determined by dividing the Stock Percentage by the Aggregate Stock Election Percentage:

For purposes of the foregoing formula, “Stock Percentage” shall mean 80%. “Aggregate Stock Election Percentage” shall mean the percentage of Outstanding Shares represented by the Aggregate Stock Elections.

2)       Each Monument shareholder shall have the Remaining Cash Percentage of the number of Outstanding Shares for which he or she elected C&N Stock Consideration (including the portion of any Cash/Stock Election electing C&N Stock Consideration) converted into the Cash Consideration, where “Remaining Cash Percentage” means 100% minus the Pro-rated Stock Percentage.

8

(v)         If Non-Electing Shares are not converted under Sections (iii)-(iv) above, the Exchange Agent shall convert each Non-Electing Share into the Cash Consideration.

(vi)        The Exchange Agent shall make all computations contemplated by this Section, and all such computations shall be conclusive and binding on the holders of Monument Shares, absent manifest error.

(c)          Issuance of C&N Stock Consideration.

(i)          Immediately prior to the Effective Time, C&N shall deliver to the Exchange Agent, in trust for the benefit of the holders of Monument Shares, certificates representing an aggregate number of whole shares of C&N Common Stock equal to the number of whole shares of C&N Common Stock into which such Monument Shares are to be converted as determined in Section 2.2(b). Notwithstanding the foregoing, C&N may, at its election, deliver the required shares of C&N Common Stock in book entry form via direct registration in lieu of the delivery of physical certificates of C&N Common Stock.

(ii)         As soon as practicable following the Effective Time, each holder of Monument Shares that are to be converted into C&N Stock Consideration, upon proper surrender to the Exchange Agent of one or more certificates for such Monument Shares for cancellation accompanied by a properly completed Letter of Transmittal (to the extent not previously surrendered with a Form of Election), shall be entitled to receive (and the Exchange Agent shall deliver) certificates or electronic book entry to their account representing the number of whole shares of C&N Common Stock into which such Monument Shares shall have been converted in the Merger and a check for any fractional interests in accordance with Section 2.2(d).

(iii)        No dividends or distributions that have been declared, if any, will be paid to persons entitled to receive certificates for shares of C&N Common Stock until such persons surrender their certificates for Monument Shares, at which time all such dividends and distributions shall be paid. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. If any C&N Common Stock is to be issued in a name other than that in which the Monument certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer taxes or other taxes required by reason of issuance in a name other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Monument Shares for any C&N Common Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

9

(d)          Payment of Cash Consideration. Immediately prior to the Effective Time, C&N shall deposit with the Exchange Agent, in trust for the benefit of the holders of Monument Shares, an amount in cash equal to (i) the Cash Consideration to be paid to holders of Monument Shares to be converted into the right to receive the Cash Consideration as determined in Section 2.2(b); and (ii) the cash in lieu of fractional shares to be paid in accordance with Section 2.1(c). As soon as practicable following the Effective Time, each holder of Monument Shares that are to be converted into Cash Consideration, upon proper surrender to the Exchange Agent of one or more certificates for such Monument Shares for cancellation (to the extent not previously surrendered with a Form of Election), shall be entitled to receive (and the Exchange Agent shall deliver) a bank check for an amount equal to the Cash Consideration multiplied by the number of Monument Shares (including fractional shares) to be converted into Cash Consideration. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the Cash Consideration to be received in the Merger. If such check is to be issued in the name of a person other than the person in whose name the certificates surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a person other than the registered holder of the certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Monument Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)          Letter of Transmittal. C&N will instruct the Exchange Agent to mail to each holder of record of Monument Shares who has not previously surrendered such holder’s certificates with a validly executed Form of Election, as soon as reasonably practical after the Effective Time: (i) a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such holder’s certificates shall pass, only upon proper delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as shall be agreed upon by Monument and C&N prior to the Effective Time) and (ii) instructions for use in effecting the surrender of certificates in exchange for the Merger Consideration (the “Letter of Transmittal”).

(f)          Missing Certificates.

(i)          If any holder of Monument Shares convertible into the right to receive the Merger Consideration is unable to deliver the certificates which represent such shares, the Exchange Agent shall deliver to such holder the Merger Consideration to which the holder is entitled for such shares upon presentation of the following:

(A)         evidence to the reasonable satisfaction of C&N that any such certificate has been lost, wrongfully taken or destroyed;

10

(B)         such security or indemnity as may be reasonably requested by C&N in accordance with industry standards, to indemnify and hold harmless C&N and the Exchange Agent; and

(C)         evidence satisfactory to C&N that such person is the owner of the shares theretofore represented by each certificate claimed to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such certificate for payment pursuant to this Agreement.

2.3          Undisbursed Consideration. The Exchange Agent shall return to C&N any remaining Cash Consideration and C&N Stock Consideration on deposit with the Exchange Agent on the date which is one (1) year after the Effective Date. Any shareholder of Monument who has not surrendered his or her certificate(s) to the Exchange Agent (an “Unexchanged Shareholder”) prior to such time shall be entitled to receive the Merger Consideration, without interest, upon the surrender of such certificate(s) to C&N, subject to applicable escheat or abandoned property laws. No dividends or distributions that have been declared, if any, on C&N Stock Consideration will be paid to Unexchanged Shareholders entitled to receive C&N Stock Consideration until such persons surrender their certificates (or electronic equivalents) for Monument Common Stock, at which time all such dividends and distributions shall be paid, without interest.

(a)          None of C&N, Monument, the Exchange Agent or any other person shall be liable to any former holder of Monument Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws

(b)          No Unexchanged Shareholder shall be considered a “shareholder of record” of C&N for purposes of voting at any special or annual meeting of C&N’s shareholders. The voting rights of Unexchanged Shareholders entitled to receive C&N Stock Consideration shall commence only upon the surrender of their Monument certificate(s) and the issuance to them of certificates for the C&N Stock Consideration in exchange therefor.

(c)          In the event that any certificates for Monument Shares have not been surrendered for exchange in accordance with this Section on or before the first anniversary of the Effective Time, C&N may at any time thereafter, with or without notice to the holders of record of such certificates, sell for the accounts of any or all of such holders any or all of the shares of C&N Common Stock which such holders are entitled to receive under this Agreement (the “Unclaimed Shares”). Any such sale may be made by public or private sale or sale at any broker’s board or on any securities exchange in such manner and at such times as C&N shall determine. If, in the opinion of counsel for C&N, it is necessary or desirable, any Unclaimed Shares may be registered for sale under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state laws. C&N shall not be obligated to make any sale of Unclaimed Shares if it shall determine not to do so, even if notice of the sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered certificates for Monument Shares whose Unclaimed Shares have been sold, to be paid to them upon surrender of the certificates for shares of C&N Common Stock. From and after any such sale, the sole right of the holders of the unsurrendered certificates for Monument Shares whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by C&N for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by C&N. If outstanding certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property laws, escheat laws and any other applicable law, become the property of C&N (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of C&N, Monument, the Exchange Agent or any other person shall be liable to any former holder of Monument Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

11

2.4          Treatment of Outstanding Monument Options.

(a)          At the Effective Time, each option (collectively, “Monument Options”) to purchase shares of Monument Common Stock that (i) is outstanding at the Effective Time, (ii) has been granted pursuant to the 2018 Employee and Non-Employee Director Stock Option Plan or the 2008 Employee and Non-Employee Director Stock Option Plan, as amended and restated May 14, 2010 (collectively, the “Monument Stock Option Plans”); and (iii) would otherwise survive the Effective Time in the absence of the transactions contemplated by this Agreement, shall be redeemed for cash in an amount equal to the number of shares of Monument Common Stock covered by such Monument Option multiplied by the excess, if any, of the Cash Consideration over the exercise price per share of such Monument Option.

(b)          To the extent required, as determined by C&N or Monument in light of applicable law, the terms of the Monument Stock Option Plans or otherwise, C&N may require all holders of Monument Options to execute an agreement documenting such holder’s agreement to accept cash in substitution for the Monument Option as of the Effective Time. Such agreement shall be executed in such form as C&N may reasonably require, and delivery of such agreement shall be required before C&N shall be required to deliver any cash to such individual pursuant to this Section.

(c)          Schedule 2.4 sets forth a listing of each Monument Option grant still outstanding as of the date of this Agreement (copies of which have been provided to C&N), including the name of each holder of such Monument Option, the date of grant, the number of shares of Monument Common Stock subject to such Monument Option, the exercise price per share of such Monument Option, the expiration date, and the classification of whether such Monument Option is an incentive stock option or a nonqualified stock option.

12

2.5          Reservation and Registration of Shares. (i) Prior to the Effective Time, C&N shall take appropriate action to reserve a sufficient number of authorized but unissued shares of C&N Common Stock to be issued in accordance with this Agreement as C&N Stock Consideration, and (ii) at the Effective Time, C&N will issue shares of C&N Common Stock to the extent set forth in, and in accordance with, this Agreement.

2.6          Withholding Rights. C&N shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of Monument Shares or Monument Options, the minimum amounts (if any) that C&N is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of tax law. To the extent that amounts are so withheld by C&N, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Monument Shares or Monument Options in respect of which such deduction and withholding was made by C&N.

2.7          Expenses. All costs and expenses associated with the surrender and exchange of Monument Shares for the Merger Consideration shall be borne by C&N.

2.8          Dissenters’ Rights. Pursuant to Applicable Corporate Law, the shareholders of Monument shall be entitled to exercise dissenters’ rights.

Article III.
REPRESENTATIONS AND WARRANTIES OF Monument

Monument represents and warrants to C&N, as of the date of this Agreement, as follows:

3.1          Organization.

(a)          Monument is a corporation that is duly organized, validly existing and in good standing under the laws of the state of its incorporation. Monument is a bank holding company under the BHC Act, and has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

(b)          Monument Bank is a Pennsylvania chartered financial institution that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Monument Bank is an insured bank under the provisions of the Federal Deposit Insurance Act, as amended (the “FDI Act”), and is a member of the Federal Reserve System. Monument Bank has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

(c)          Each of the Monument Subsidiaries currently conducting operations, other than Monument Bank, is an entity that is duly organized, validly existing and in good standing under the laws of its state of incorporation or formation. Each of the Monument Subsidiaries currently conducting operations has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

13

3.2          Authority.

(a)          The execution and delivery of this Agreement and the Bank Merger Agreement, and the performance of the transactions contemplated herein and therein, have been authorized by the Board of Directors of Monument and of Monument Bank, as required by law. The Board of Directors of Monument has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Monument and has directed that this Agreement and the transactions contemplated hereby be submitted to Monument’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by Monument’s shareholders, Monument and Monument Bank have taken all corporate action necessary to authorize this Agreement and the Bank Merger Agreement and the performance of the transactions contemplated herein and therein, including the Merger and the Bank Merger.

(b)          This Agreement has been duly executed and delivered by Monument and, assuming due authorization, execution and delivery by C&N, constitutes the valid and binding obligation of Monument, enforceable against Monument in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, regulations and rules affecting financial institutions and subject as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity (the “Bankruptcy and Equity Exceptions”). The Bank Merger Agreement has been duly executed and delivered by Monument Bank and, assuming due authorization, execution and delivery by C&N Bank, constitutes the valid and binding obligation of Monument Bank, enforceable against Monument Bank in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c)          The execution, delivery and performance of this Agreement and the Bank Merger Agreement will not constitute a violation or breach of or default under (i) the Articles of Incorporation or Bylaws of Monument or Monument Bank, (ii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to Monument or any Monument Subsidiary, subject to the receipt of all required governmental approvals, or (iii) any agreement, contract, memorandum of understanding, indenture or other instrument to which Monument or any Monument Subsidiary is a party or by which Monument or any Monument Subsidiary or any of their properties are bound.

3.3          Subsidiaries. Each of Monument Bank and the entities listed on Schedule 3.3(i) is a wholly-owned subsidiary of Monument, and each of the entities listed on Schedule 3.3(ii) is a wholly-owned subsidiary of Monument Bank (collectively, the “Monument Subsidiaries”). Except for the Monument Subsidiaries, Monument has no Subsidiaries.

14

3.4          Capitalization.

(a)          The authorized capital of Monument consists exclusively of 10,000,000 shares of preferred stock, $1,000 liquidation value per share, and 10,000,000 shares of common stock, $1.00 par value per share. As of the date of this Agreement, no shares of capital stock or other voting securities of Monument are issued, reserved for issuance or outstanding, other than as set forth on Schedule 3.4(a). All of the issued and outstanding shares of Monument Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Monument may vote are issued or outstanding. Except as set forth in Schedule 3.4(a), as of the date of this Agreement, no trust preferred or subordinated debt securities of Monument are issued or outstanding. Other than the Monument Options, in each case, issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Monument to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b)          Monument owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Monument Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Monument Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Monument Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Monument Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)          There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Monument or any of the Monument Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Monument Common Stock or other equity interests of Monument. Schedule 3.4(c) sets forth a true, correct and complete list of all Monument plans pursuant to which Monument equity interests may be issued (each a “Monument Stock Plan”) and all Monument Options outstanding as of the date hereof specifying, on a holder-by-holder basis: (i) the name of each holder, (ii) the number of shares subject to each such Monument Option, (iii) the grant date of each such Monument Option, (iv) the Monument Stock Option Plan under which such Monument Option was granted, (v) the exercise price for each such Monument Option, and (vi) the expiration date of each such Monument Option. Other than the Monument Options, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Monument or any of its Subsidiaries) are outstanding.

(d)          The equity ownership interests of the Monument Subsidiaries are sometimes collectively referred to herein as the “Monument Subsidiaries Common Equity”.

15

3.5          Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Bank Regulators as required by applicable law in connection with the Merger and the Bank Merger and approval of such applications, filings and notices, (ii) the filing of any required applications, filings or notices, as applicable, with the Financial Industry Regulatory Authority (“FINRA”) and the approval of such applications, filings and notices, (iii) the filing with the SEC of a proxy statement and prospectus in definitive form relating to the meeting of Monument’s shareholders to be held in connection with this Agreement, the offering of C&N’s common stock in the Merger and the other transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement/Prospectus”), and of the Registration Statement on Form S-4 in which the Proxy Statement/Prospectus will be included, to be filed with the SEC by C&N in connection with the transactions contemplated by this Agreement (the “Registration Statement”) and declaration of effectiveness of the Registration Statement, (iv) the filing of Articles of Merger with the Filing Offices and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of C&N Common Stock pursuant to this Agreement and the approval of the listing of such C&N Common Stock on the Market, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Monument of this Agreement or (B) the consummation by Monument of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Monument is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.6          Charter, Bylaws and Minute Books. Copies of the Articles of Incorporation and Bylaws or Articles of Organization and Operating Agreements or other operative charter or entity documents of Monument and each of the Monument Subsidiaries have been previously made available to C&N for inspection and are true, correct and complete. Except as previously disclosed to C&N in writing, the minute books of Monument and the Monument Subsidiaries that have been made available to C&N for inspection are true, correct and complete in all material respects and accurately record the actions taken by the Boards of Directors and shareholders or members of Monument and the Monument Subsidiaries at the meetings documented in such minutes.

16

3.7          Reports.

(a)          Monument and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1 of the Current Year with (i) any state regulatory authority, (ii) the Bank Regulators, (iii) any foreign regulatory authority and (iv) any SRO ((i) – (iv), each, a “Regulatory Agency” and, collectively the “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Monument. As of their respective dates, all such reports, registrations and statements filed with a Regulatory Agency complied as to form, in all material respects, with the published rules and regulations of such Regulatory Agencies. Except for examinations of Monument and its Subsidiaries conducted by a Regulatory Agency in the Ordinary Course of Business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Monument, investigation into the business or operations of Monument or any of its Subsidiaries since January 1 of the Current Year, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Monument. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Monument or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Monument.

(b)          An accurate and complete copy of each final securities registration statement, securities offering prospectus, annual, quarterly or other financial statement or report or letter to shareholders, and any proxy statement produced by Monument, including any such materials filed with a Regulatory Agency, since January 1 of the Current Year (the “Monument Reports”) has previously been made available by Monument to C&N. No such Monument Report, at the time filed, mailed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information provided as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

3.8          Financial Statements.

(a)          The financial statements of Monument and its Subsidiaries included (or incorporated by reference) in the Monument Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Monument and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Monument and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing, issuance and use, in all material respects with applicable accounting requirements and applicable law, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Monument and its Subsidiaries have been, since January 1 of the Current Year, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No auditor of Monument has resigned (or informed Monument that it intends to resign) or been dismissed as independent public accountants of Monument as a result of or in connection with any disagreements with Monument on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure in the past two completed fiscal years.

17

(b)          Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Monument, neither Monument nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Monument included in its audited financial statements as of and for the period ended December 31 of the Prior Year (including any notes thereto) and for liabilities incurred in the Ordinary Course of Business consistent with past practice since such date, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of Monument and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Monument or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Monument. Monument (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Monument, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Monument by others within those entities on a timely basis, and (ii) has not identified (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Monument’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Monument, any fraud, whether or not material, that involves management or other employees who have a significant role in Monument’s internal controls over financial reporting. These disclosures were made in writing by management to Monument’s auditors and audit committee and a copy has been previously made available to C&N. To the knowledge of Monument, there is no reason to believe that Monument’s outside auditors and its chief executive officer and chief financial officer would not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes Oxley Act of 2002 (the “SOX Act”), without qualification, if Monument were subject to such requirement.

18

(d)          Since January 1 of the Current Year, (i) neither Monument nor any of its Subsidiaries, nor, to the knowledge of Monument, any director, officer, auditor, accountant or representative of Monument or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Monument, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Monument or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Monument or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Monument or any of its Subsidiaries, whether or not employed by Monument or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Monument or any of its officers, directors or employees to the Board of Directors of Monument or any committee thereof or to the knowledge of Monument, to any director or officer of Monument.

3.9           Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.9, or as reflected, noted or adequately reserved against in the most recent balance sheet provided by Monument to C&N prior to the date of this Agreement (the “Monument Balance Sheet”), as of the date of the Monument Balance Sheet, Monument had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the Monument Balance Sheet under GAAP. Except as disclosed in Schedule 3.9, Monument and the Monument Subsidiaries have not incurred, since the date of the Monument Balance Sheet, any such liability, other than liabilities of the same nature as those set forth in the Monument Balance Sheet, all of which have been incurred in the Ordinary Course of Business.

3.10         Absence of Changes. Since the date of the Monument Balance Sheet, Monument and the Monument Subsidiaries have each conducted their businesses in the Ordinary Course of Business and, except as disclosed in Schedule 3.10, neither Monument nor the Monument Subsidiaries have undergone any changes in their condition (financial or otherwise), assets, liabilities, business, results of operations or future prospects, other than changes in the Ordinary Course of Business, which, in the aggregate, had a Material Adverse Effect as to Monument and the Monument Subsidiaries on a consolidated basis.

3.11         Dividends, Distributions and Stock Purchases. Except as set forth in Schedule 3.11, since the date of the Monument Balance Sheet, Monument has not declared, set aside, made or paid any dividend or other distribution in respect of the Monument Common Stock, or purchased, issued or sold any shares of Monument Common Stock or the Monument Subsidiaries Common Equity, other than as described in the Monument Reports.

19

3.12         Taxes. Each of Monument and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of Monument and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid or adequate provision has been made for any such Taxes on the Monument Balance Sheet in accordance with GAAP. Each of Monument and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Monument nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth on Schedule 3.12, the federal income Tax Returns of Monument and its Subsidiaries for all years in the five (5) year period ending December 31 of the Prior Year have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Monument or any of its Subsidiaries. There are no pending or, to Monument’s knowledge, threatened, disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Monument and its Subsidiaries or the assets of Monument and its Subsidiaries. In the last six (6) years, neither Monument nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Monument or any of its Subsidiaries was required to file any Tax Return that was not filed. Monument has made available to C&N true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Monument or any of its Subsidiaries. Neither Monument nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Monument and its Subsidiaries). Neither Monument nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Monument) or (B) has any liability for the Taxes of any person (other than Monument or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Monument nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Monument nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five (5) years has Monument been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Monument nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Effective Date, or (v) prepaid amount received on or prior to the Effective Date, in the case of (i), (iii), (iv) and (v), outside of the Ordinary Course of Business.

20

3.13        Title to and Condition of Assets. Except as disclosed in Schedule 3.13, Monument and the Monument Subsidiaries have good and marketable title to all material consolidated real and personal properties and assets reflected in the Monument Balance Sheet or acquired subsequent to the date of the Monument Balance Sheet, (other than OREO or property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the Monument Balance Sheet or in Schedule 3.13; (ii) represent liens of current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of the properties and assets subject thereto. The material structures and other improvements to real estate, furniture, fixtures and equipment reflected in the Monument Balance Sheet or acquired subsequent to the date of the Monument Balance Sheet: (A) are in good operating condition and repair (ordinary wear and tear excepted), and (B) comply in all material respects with all applicable laws, ordinances and regulations, including without limitation all building codes, zoning ordinances and other similar laws, except where any noncompliance would not materially detract from the value, or interfere with the present use, of such structures, improvements, furniture, fixtures and equipment. Monument and the Monument Subsidiaries own or have the right to use all real and personal properties and assets that are material to the conduct of their respective businesses as presently conducted.

3.14        Contracts.

(a)          Except as set forth in Schedule 3.14, as of the date hereof, neither Monument nor any of its Subsidiaries is a party to or bound by any Material Contract, other than any Monument Benefit Plan. Neither Monument nor any of its Subsidiaries knows of, or has received written, or to Monument’s knowledge, oral notice of, any violation of a Material Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to Monument and its Subsidiaries, taken as a whole.

(b)          In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Monument: (i) Each Material Contract is valid and binding on Monument or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Monument and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Material Contract, (iii) to Monument’s knowledge, each third-party counterparty to each Material Contract has performed all obligations required to be performed by it to date under such Material Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Monument or any of its Subsidiaries under any such Material Contract.

21

3.15         Litigation and Governmental Directives. Except as disclosed in Schedule 3.15, (i) there is no litigation, investigation or proceeding pending, or to the Knowledge of Monument or the Monument Subsidiaries, threatened, that involves Monument or the Monument Subsidiaries or any of their properties and that, if determined adversely, would have a Material Adverse Effect on Monument; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any Governmental Entity against, or with the consent of, Monument or the Monument Subsidiaries that would have a Material Adverse Effect on, or that materially restricts the right of, Monument or the Monument Subsidiaries to carry on their businesses as presently conducted; and (iii) neither Monument nor the Monument Subsidiaries have Knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to either Monument or the Monument Subsidiaries, would have a Material Adverse Effect on, or would materially restrict the right of, Monument or the Monument Subsidiaries to carry on their businesses as presently conducted. All litigation (except for bankruptcy proceedings in which Monument or the Monument Subsidiaries have filed proofs of claim) in which Monument or the Monument Subsidiaries are involved as a plaintiff (other than routine collection and foreclosure suits initiated in the Ordinary Course of Business) in which the amount sought to be recovered is greater than $50,000 is identified in Schedule 3.15. Neither Monument nor any of its Subsidiaries is, or has been since January 1 of the Current Year, subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or a recipient of any supervisory letter from, or, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in a Schedule, a “Regulatory Agreement”), nor been advised in writing or, to Monument’s knowledge, orally, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

3.16         Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Monument, any of its Subsidiaries or for the account of a customer of Monument or one of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Monument or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exceptions). Monument and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Monument’s knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

3.17         Environmental Matters. Except as disclosed in Schedule 3.17, neither Monument nor any of the Monument Subsidiaries has any material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance that has been generated, used, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Monument or any of the Monument Subsidiaries and which is required to be reflected, noted or adequately reserved against in Monument’s consolidated financial statements under GAAP. In particular, without limiting the generality of the foregoing sentence, but subject to the materiality and financial statement disclosure standards therein, except as disclosed in Schedule 3.17, neither Monument nor any of the Monument Subsidiaries have environmental liabilities based on their use or incorporation of: (i) any materials containing asbestos in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Monument or any of the Monument Subsidiaries; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCBs on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Monument or any of the Monument Subsidiaries; or (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous wastes or similar substances located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Monument or any of the Monument Subsidiaries.

22

3.18         Intellectual Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Monument: (i) Monument and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted; (ii)(A) the use of any Intellectual Property by Monument and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person, and (B) no person has asserted to Monument in writing that Monument or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (iii) to the knowledge of Monument, no person is challenging, infringing on or otherwise violating any right of Monument or any of its Subsidiaries with respect to any Intellectual Property owned by Monument or its Subsidiaries; (iv) neither Monument nor any Monument Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Monument or any Monument Subsidiary; and (v) to the knowledge of Monument, since January 1 of the Current Year, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Monument and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any re-examinations, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.19         Privacy. Monument and each of its Subsidiaries (i) has collected Personal Information in material compliance with all applicable Privacy Laws; (ii) has the requisite consent or other authority under all applicable laws regarding the collection, use, storage, disclosure, or other processing of Personal Information to use, disclose, store, and otherwise process Personal Information, which consent or other authority is sufficient for the business as currently conducted; and (iii) has taken all steps in accordance with normal industry practices to secure the business data related to Monument’s business from unauthorized access or unauthorized use by any Person. No communication from any Governmental Entity with respect to or alleging non-compliance with any law regarding the collection, use, storage, disclosure or other processing of Personal Information has been received by Monument or any of its Subsidiaries. A copy of all internally or externally prepared reports or audits that describe or evaluate the information security procedures of Monument, all material policies related thereto and any failures to comply therewith have been provided to C&N. To Monument’s Knowledge, there has been no unauthorized access gained by any Person to Personal Information held or collected by Monument, its employees, or third party contractors in the course of conducting Monument’s business.

23

3.20         Compliance with Laws; Governmental Authorizations. Monument and each of its Subsidiaries hold, and have at all times since December 31 of the Prior Year held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Monument, and to the knowledge of Monument no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Monument and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to Monument or any of its Subsidiaries, including (to the extent applicable to Monument or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the SOX Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Monument Bank has a Community Reinvestment Act rating of “satisfactory” or better.

3.21         Insurance. All policies of insurance relating to Monument’s and the Monument Subsidiaries’ operations (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of Monument or the Monument Subsidiaries are listed in Schedule 3.21. All such policies of insurance are in full force and effect, and no notices of cancellation have been received in connection therewith.

3.22         Financial Institutions Bonds. Since January 1, 2017, Monument Bank has continuously maintained in full force and effect one or more financial institutions bonds listed in Schedule 3.22 insuring Monument Bank against acts of dishonesty by each of its employees. No claim has been made under any such bond and Monument Bank has no Knowledge of any fact or condition presently existing which might form the basis of a claim under any such bond. Monument Bank has received no notice that its present financial institutions bond or bonds will not be renewed by its carrier on substantially the same terms as those now in effect.

24

3.23         Labor Relations and Employment Agreements. Neither Monument nor any of the Monument Subsidiaries is a party to or bound by any collective bargaining agreement. Monument and the Monument Subsidiaries enjoy good working relationships with their employees, and there are no labor disputes pending, or to the Knowledge of Monument threatened, that would have a Material Adverse Effect on Monument. Except as disclosed in Schedule 3.23, as of the Effective Time, neither Monument nor the Monument Subsidiaries will have any liability for employee termination rights or payments arising out of any Employment Obligation, and neither the execution of this Agreement nor the consummation of the Merger shall, by itself, entitle any employee of Monument or the Monument Subsidiaries to any “change of control” payments or benefits. Except as set forth on Schedule 3.23, no payment that is owed or may become due to any director, officer, employee, or agent of Monument or any Monument Subsidiary as a result of the consummation of the Merger will be non-deductible to Monument or any Monument Subsidiary or subject to tax under Internal Revenue Code of 1986, §280G or §4999; nor, except as set forth on Schedule 3.23, will Monument or any Monument Subsidiary be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person as a result of the consummation of the Merger.*

3.24         Employee Benefit Plans. All Benefit Plans to which Monument or the Monument Subsidiaries are a party or by which Monument or the Monument Subsidiaries are bound, but not including the Employment Obligations described in Section 3.23, are identified in Schedule 3.24. Each Monument Pension Plan is exempt from tax under Sections 401 and 501 of the Code and has been maintained and operated in material compliance with all applicable provisions of the Code and ERISA, except where a failure to so comply would not result in a material liability. No “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) and not otherwise exempt under ERISA or the Code has occurred in respect of the Monument Pension Plans. There have been no material breaches of fiduciary duty by any fiduciary under or with respect to the Monument Pension Plan or any other Monument Benefit Plan which is an employee welfare benefit plan as defined in Section 3(1) of ERISA, and no claim is pending or, to the Knowledge of Monument, threatened with respect to any Monument Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither Monument nor the Monument Subsidiaries have incurred any material penalty imposed by the Code or by ERISA with respect to the Monument Pension Plans or any other Monument Benefit Plan. Within the past five (5) years, there has not been any audit of any Monument Benefit Plan by the U.S. Department of Labor or the IRS.

Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is operated in material compliance with the provisions of Section 409A of the Code and the regulations promulgated thereunder.

25

3.25        Loan Portfolio.

(a)          As of the date hereof, except as set forth in Schedule 3.25(a), neither Monument nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Monument or any Subsidiary of Monument is a creditor which as of the end of the last full month prior to the date of this Agreement, had an outstanding balance of $50,000 or more and under the terms of which the obligor was, as of the end of the last full month prior to the date of this Agreement, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder of Monument or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Except as such disclosure may be limited by any applicable law, rule or regulation, Schedule 3.25(a) sets forth a true, correct and complete list of all of the Loans of Monument and its Subsidiaries that, as of the end of the last full month prior to the date of this Agreement had an outstanding balance of $50,000 or more and were classified by Monument as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b)          Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Monument, each outstanding Loan of Monument and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Monument and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c)          Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Monument, each outstanding Loan of Monument and its Subsidiaries (including Loans held for resale to investors) solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Monument and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)          None of the agreements pursuant to which Monument or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)          There are no outstanding Loans made by Monument or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Monument or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

26

(f)          Neither Monument nor any of its Subsidiaries is now nor has it ever been since December 31 of the Prior Year, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26        Investment Portfolio.

(a)          Each of Monument and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of Monument or its Subsidiaries. Such securities are valued on the books of Monument in accordance with GAAP in all material respects.

(b)          Monument and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Monument believes are prudent and reasonable in the context of their respective businesses, and Monument and its Subsidiaries have, since January 1 of the Current Year, been in compliance with such policies, practices and procedures in all material respects.

3.27        Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Monument or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Monument or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Monument Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Monument) on the other hand, of the type that would be required to be reported by Monument in any SEC Report to which Monument would be subject (if Monument would be subject thereto) pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (a “Related Party Transaction”).

3.28        Certain Activities.

(a)          Neither Monument, nor any Monument Subsidiary:

(i)           provides investment management, investment advisory or sub-advisory services to any person, including management and advice provided to separate accounts and participation in wrap fee programs, and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended;

(ii)         is a broker-dealer, or is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable laws or regulations;

(iii)        originates, maintains or administers credit card accounts; or

27

(iv)        provides, or has provided, merchant credit card processing services to any merchants.

(b)          Monument and each Monument Subsidiary has administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws and regulations. To Monument’s knowledge, neither Monument, any Monument Subsidiary, nor any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

3.29        No Finder. Except as disclosed in Schedule 3.29, neither Monument nor any of the Monument Subsidiaries have paid or become obligated to pay any fee or commission of any kind whatsoever to any investment banker, broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement.

3.30        Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to Monument, the Monument Subsidiaries, the Monument Common Stock, the Monument Subsidiaries’ Common Equity, and the involvement of Monument and the Monument Subsidiaries in the transactions contemplated hereby) nor any Exhibits or Schedules to this Agreement nor the Financial Statements delivered by Monument to C&N pursuant to Section 3.8 contains, at the time and under the circumstances under which it is made, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.31        Proxy Statement/Prospectus. The information relating to Monument and the Monument Subsidiaries to be contained in the Proxy Statement/Prospectus and Registration Statement, or in any other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, and any amendments or supplements thereto, will: (i) comply in all material respects with applicable provisions of the Securities Act, and the Exchange Act and the applicable rules and regulations of the SEC thereunder; and (ii) not contain, at the time and in light of the circumstances under which it is made, any untrue statement of a material fact, or omit to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus or Registration Statement which has become false or misleading.

3.32        Beneficial Ownership of C&N Common Stock. Monument and the Monument Subsidiaries do not, and prior to the Effective Time, Monument and the Monument Subsidiaries will not, own beneficially (within the meaning of SEC Rule 13d 3(d)(1)) more than five percent (5%) of the outstanding shares of C&N Common Stock.

28

3.33        Fairness Opinion. Monument’s Board of Directors has received a written opinion from Boenning & Scattergood, Inc. (a copy of such written opinion having been provided to C&N), to the effect that the Merger Consideration, at the time of execution of this Agreement, is fair to Monument’s shareholders from a financial point of view.

3.34        State Takeover Laws. The Board of Directors of Monument has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby Chapter 25 of the PBCL and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

3.35        Reorganization. Monument has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Article IV.
REPRESENTATIONS AND WARRANTIES OF C&N

C&N represents and warrants to Monument, as of the date of this Agreement and as of the date of the Closing, as follows:

4.1          Organization.

(a)          C&N is a corporation that is duly organized, validly existing and in good standing under the laws of the state of its incorporation. C&N is a bank holding company under the BHC Act, and has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

(b)          C&N Bank is a Pennsylvania-chartered bank that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. C&N Bank is an insured bank under the provisions of the FDI Act, and is not a member of the Federal Reserve System. C&N Bank has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

(c)          Each of the C&N Subsidiaries currently conducting operations, other than C&N Bank, is an entity that is duly organized, validly existing and in good standing under the laws of its state of incorporation or formation. Each of the C&N Subsidiaries currently conducting operations has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

4.2          Authority.

(a)          The execution and delivery of this Agreement and the Bank Merger Agreement, and the performance of the transactions contemplated herein and therein, have been authorized by the Board of Directors of C&N and of C&N Bank, as required by law. The Board of Directors of C&N has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of C&N and has directed that this Agreement and the transactions contemplated hereby be submitted to C&N’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by C&N’s shareholders, C&N and C&N Bank have taken all corporate action necessary to authorize this Agreement and the Bank Merger Agreement and the performance of the transactions contemplated herein and therein, including the Merger and the Bank Merger.

29

(b)          This Agreement has been duly executed and delivered by C&N and, assuming due authorization, execution and delivery by Monument, constitutes the valid and binding obligation of C&N, enforceable against C&N in accordance with its terms, subject to applicable Bankruptcy and Equity Exceptions. The Bank Merger Agreement has been duly executed and delivered by C&N Bank and, assuming due authorization, execution and delivery by C&N Bank, constitutes the valid and binding obligation of C&N Bank, enforceable against C&N Bank in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c)          The execution, delivery and performance of this Agreement and the Bank Merger Agreement will not constitute a violation or breach of or default under (i) the Articles of Incorporation or Bylaws of C&N or C&N Bank, (ii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to C&N or any C&N Subsidiary, subject to the receipt of all required governmental approvals, or (iii) any agreement, contract, memorandum of understanding, indenture or other instrument to which C&N or any C&N Subsidiary is a party or by which C&N or any C&N Subsidiary or any of their properties are bound.

4.3          Subsidiaries. Each of C&N Bank and the entities listed on Schedule 4.3(i) is a wholly-owned subsidiary of C&N, and each of the entities listed on Schedule 4.3(ii) is a wholly-owned subsidiary of C&N Bank (collectively, the “C&N Subsidiaries”). Except for the C&N Subsidiaries, C&N has no Subsidiaries.

4.4          Capitalization.

(a)          The authorized capital of C&N consists exclusively of 30,000 shares of preferred stock and 20,000,000 shares of C&N Common Stock. As of the date of this Agreement, no shares of capital stock or other voting securities of C&N are issued, reserved for issuance or outstanding, other than as set forth on Schedule 4.4(a). All of the issued and outstanding shares of C&N Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of C&N may vote are issued or outstanding. Except as set forth in Schedule 4.4(a), as of the date of this Agreement, no trust preferred or subordinated debt securities of C&N are issued or outstanding. Other than the stock options listed on Schedule 4.4(a), and other than restricted stock, there are no outstanding subscriptions, options, restricted shares, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating C&N to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

30

(b)          C&N owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the C&N Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to C&N Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No C&N Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)          There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which C&N or any of the C&N Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the C&N Common Stock or other equity interests of C&N. Schedule 4.4(c) sets forth a true, correct and complete list of all C&N plans pursuant to which C&N equity interests may be issued (each an “C&N Stock Plan”) and the aggregate numbers of stock options and restricted shares that may be and have been issued under such C&N Stock Plans as of the date hereof. Other than the stock options and restricted shares set forth on Schedule 4.4(a), no equity-based awards are outstanding.

(d)          The equity ownership interests of the C&N Subsidiaries are sometimes collectively referred to herein as the “C&N Subsidiaries Common Equity”.

4.5          Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Bank Regulators as required by applicable law in connection with the Merger and the Bank Merger and approval of such applications, filings and notices, (ii) the filing of any required applications, filings or notices, as applicable, with FINRA and the approval of such applications, filings and notices, (iii) the filing with the SEC of a Proxy Statement/Prospectus and of the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of Articles of Merger with the Filing Offices, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of C&N Common Stock pursuant to this Agreement and the approval of the listing of such C&N Common Stock on the Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by C&N of this Agreement or (B) the consummation by C&N of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, C&N is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.6          Charter, Bylaws and Minute Books. Copies of the Certificate of Incorporation and Bylaws or Articles of Organization and Operating Agreements or other operative charter or entity documents of C&N and each of the C&N Subsidiaries have been previously made available to Monument for inspection and are true, correct and complete. Except as previously disclosed to Monument in writing, the minute books of C&N and the C&N Subsidiaries that have been made available to Monument for inspection are true, correct and complete in all material respects and accurately record the actions taken by the Boards of Directors and shareholders or members of C&N and the C&N Subsidiaries at the meetings documented in such minutes.

31

4.7          Reports.

(a)          C&N and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1 of the Current Year with any Regulatory Agency, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on C&N. Except for examinations of C&N and its Subsidiaries conducted by a Regulatory Agency in the Ordinary Course of Business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of C&N, investigation into the business or operations of C&N or any of its Subsidiaries since January 1 of the Current Year, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on C&N. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of C&N or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on C&N.

(b)          An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by C&N or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1 of the Current Year (the “C&N SEC Reports”) is publicly available. No such C&N SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all C&N SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of C&N has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the SOX Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the C&N SEC Reports.

32

4.8          Financial Statements.

(a)          The financial statements of C&N and its Subsidiaries included (or incorporated by reference) in the C&N SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of C&N and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of C&N and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of C&N and its Subsidiaries have been, since January 1 of the Current Year, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Baker Tilly Virchow Krause, LLP has not resigned (or informed C&N that it intends to resign) or been dismissed as independent public accountants of C&N as a result of or in connection with any disagreements with C&N on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on C&N, neither C&N nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of C&N included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018 (including any notes thereto) and for liabilities incurred in the Ordinary Course of Business consistent with past practice since June 30, 2018, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of C&N and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of C&N or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on C&N. C&N (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to C&N, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of C&N by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the SOX Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to C&N’s outside auditors and the audit committee of C&N’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect C&N’s ability to record, process, summarize and report financial information, and (y) to the knowledge of C&N, any fraud, whether or not material, that involves management or other employees who have a significant role in C&N’s internal controls over financial reporting. These disclosures were made in writing by management to C&N’s auditors and audit committee and a copy has been previously made available to Monument. To the knowledge of C&N, there is no reason to believe that C&N’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the SOX Act, without qualification, when next due.

33

(d)          Since January 1 of the Current Year, (i) neither C&N nor any of its Subsidiaries, nor, to the knowledge of C&N, any director, officer, auditor, accountant or representative of C&N or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of C&N, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of C&N or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that C&N or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing C&N or any of its Subsidiaries, whether or not employed by C&N or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by C&N or any of its officers, directors or employees to the Board of Directors of C&N or any committee thereof or to the knowledge of C&N, to any director or officer of C&N.

4.9          Absence of Undisclosed Liabilities. Except as disclosed in Schedule 4.9, or as reflected, noted or adequately reserved against in the most recent balance sheet provided by C&N to Monument prior to the date of this Agreement (the “C&N Balance Sheet”), as of the date of the C&N Balance Sheet, C&N had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the C&N Balance Sheet under GAAP. Except as disclosed in Schedule 4.9, C&N and the C&N Subsidiaries have not incurred, since the date of the C&N Balance Sheet, any such liability, other than liabilities of the same nature as those set forth in the C&N Balance Sheet, all of which have been incurred in the Ordinary Course of Business.

4.10        Absence of Changes. Since the date of the C&N Balance Sheet, C&N and the C&N Subsidiaries have each conducted their businesses in the Ordinary Course of Business and, except as disclosed in Schedule 4.10, neither C&N nor the C&N Subsidiaries have undergone any changes in their condition (financial or otherwise), assets, liabilities, business, results of operations or future prospects, other than changes in the Ordinary Course of Business, which, in the aggregate, had a Material Adverse Effect as to C&N and the C&N Subsidiaries on a consolidated basis.

34

4.11         Dividends, Distributions and Stock Purchases. Except as set forth in Schedule 4.11, since the date of the C&N Balance Sheet, C&N has not declared, set aside, made or paid any dividend or other distribution in respect of the C&N Common Stock, or purchased, issued or sold any shares of C&N Common Stock or the C&N Subsidiaries Common Equity, other than as described in the C&N SEC Reports.

4.12         Taxes. Each of C&N and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of C&N and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of C&N and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither C&N nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth on Schedule 4.12, the federal income Tax Returns of C&N and its Subsidiaries for all years in the five (5) year period ending December 31 of the Prior Year have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against C&N or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of C&N and its Subsidiaries or the assets of C&N and its Subsidiaries. In the last six (6) years, neither C&N nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that C&N or any of its Subsidiaries was required to file any Tax Return that was not filed. C&N has made available to Monument true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of C&N or any of its Subsidiaries. Neither C&N nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among C&N and its Subsidiaries). Neither C&N nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was C&N) or (B) has any liability for the Taxes of any person (other than C&N or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither C&N nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither C&N nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five (5) years has C&N been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither C&N nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Effective Date, or (v) prepaid amount received on or prior to the Effective Date, in the case of (i), (iii), (iv) and (v), outside of the Ordinary Course of Business.

35

4.13         Litigation and Governmental Directives. Except as disclosed in Schedule 4.13, (i) there is no litigation, investigation or proceeding pending, or to the Knowledge of C&N or the C&N Subsidiaries, threatened, that involves C&N or the C&N Subsidiaries or any of their properties and that, if determined adversely, would have a Material Adverse Effect on C&N; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any Governmental Entity against, or with the consent of, C&N or the C&N Subsidiaries that would have a Material Adverse Effect on, or that materially restricts the right of, C&N or the C&N Subsidiaries to carry on their businesses as presently conducted; and (iii) neither C&N nor the C&N Subsidiaries have Knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to either C&N or the C&N Subsidiaries, would have a Material Adverse Effect on, or would materially restrict the right of, C&N or the C&N Subsidiaries to carry on their businesses as presently conducted. All litigation (except for bankruptcy proceedings in which C&N or the C&N Subsidiaries have filed proofs of claim) in which C&N or the C&N Subsidiaries are involved as a plaintiff (other than routine collection and foreclosure suits initiated in the Ordinary Course of Business) in which the amount sought to be recovered is greater than $100,000 is identified in Schedule 4.13. Neither C&N nor any of its Subsidiaries is, or has been since January 1 of the Current Year, subject to any Regulatory Agreement, nor been advised in writing or, to C&N’s knowledge, orally by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

4.14         Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of C&N, any of its Subsidiaries or for the account of a customer of C&N or one of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of C&N or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exceptions). C&N and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to C&N’s knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

36

4.15         Privacy. C&N and each of its Subsidiaries (i) has collected Personal Information in material compliance with all applicable Privacy Laws; (ii) has the requisite consent or other authority under all applicable laws regarding the collection, use, storage, disclosure, or other processing of Personal Information to use, disclose, store, and otherwise process Personal Information, which consent or other authority is sufficient for the business as currently conducted and (iii) has taken all steps in accordance with normal industry practices to secure the business data related to C&N’s business from unauthorized access or unauthorized use by any Person. No communication from any Governmental Entity with respect to or alleging non-compliance with any law regarding the collection, use, storage, disclosure or other processing of Personal Information has been received by C&N or any of its Subsidiaries. A copy of all internally or externally prepared reports or audits that describe or evaluate the information security procedures of C&N, all material policies related thereto and any failures to comply therewith have been provided to the Monument. To C&N’s Knowledge, there has been no unauthorized access gained by any Person to Personal Information held or collected by C&N, its employees, or third party contractors in the course of conducting C&N’s business.

4.16         Compliance with Laws; Governmental Authorizations. C&N and each of its Subsidiaries hold, and have at all times since December 31 of the Prior Year held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on C&N, and to the knowledge of C&N no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. C&N and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to C&N or any of its Subsidiaries, including (to the extent applicable to C&N or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the SOX Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. C&N Bank has a Community Reinvestment Act rating of “satisfactory” or better.

4.17         Insurance. All policies of insurance relating to C&N’s and the C&N Subsidiaries’ operations (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of C&N or the C&N Subsidiaries are in full force and effect, and no notices of cancellation have been received in connection therewith.

37

4.18        Employee Benefit Plans. All Benefit Plans to which C&N or the C&N Subsidiaries are a party or by which C&N or the C&N Subsidiaries are bound are identified in Schedule 4.18. Each C&N Pension Plan is exempt from tax under Sections 401 and 501 of the Code and has been maintained and operated in material compliance with all applicable provisions of the Code and ERISA, except where a failure to so comply would not result in a material liability. No “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) and not otherwise exempt under ERISA or the Code has occurred in respect of the C&N Pension Plans. There have been no material breaches of fiduciary duty by any fiduciary under or with respect to the C&N Pension Plans or any other C&N Benefit Plan which is an employee welfare benefit plan as defined in Section 3(1) of ERISA, and no claim is pending or, to the Knowledge of C&N, threatened with respect to any C&N Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither C&N nor the C&N Subsidiaries have incurred any material penalty imposed by the Code or by ERISA with respect to the C&N Pension Plans or any other C&N Benefit Plan. Within the past five (5) years, there has not been any audit of any C&N Benefit Plan by the U.S. Department of Labor or the IRS.

Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is operated in material compliance with the provisions of Section 409A of the Code and the regulations promulgated thereunder.

4.19        Loan Portfolio.

(a)          Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on C&N, each outstanding Loan of C&N and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of C&N and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(b)          Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on C&N, each outstanding Loan of C&N and its Subsidiaries (including Loans held for resale to investors) solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of C&N and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(c)          None of the agreements pursuant to which C&N or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d)          There are no outstanding Loans made by C&N or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of C&N or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

38

(e)          Neither C&N nor any of its Subsidiaries is now nor has it been since December 31 of the Prior Year, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.20        Investment Portfolio.

(a)          Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on C&N, each of C&N and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of C&N or its Subsidiaries. Such securities are valued on the books of C&N in accordance with GAAP in all material respects.

(b)          C&N and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that C&N believes are prudent and reasonable in the context of their respective businesses, and C&N and its Subsidiaries have, since January 1 of the Current Year, been in compliance with such policies, practices and procedures in all material respects.

4.21        Certain Activities. C&N and each C&N Subsidiary has administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws and regulations. To C&N’s knowledge, neither C&N, any C&N Subsidiary, nor any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

4.22        No Finder. Except as disclosed in Schedule 4.22, neither C&N nor any of the C&N Subsidiaries have paid or become obligated to pay any fee or commission of any kind whatsoever to any investment banker, broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement.

4.23        Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to C&N, the C&N Subsidiaries, the C&N Common Stock, the C&N Subsidiaries’ Common Equity, and the involvement of C&N and the C&N Subsidiaries in the transactions contemplated hereby) nor any Exhibits or Schedules to this Agreement nor the Financial Statements delivered by C&N to Monument pursuant to Section 4.8 contains any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

39

4.24        Proxy Statement/Prospectus. The information relating to C&N and the C&N Subsidiaries to be contained in the Proxy Statement/Prospectus and Registration Statement, or in any other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, and any amendments or supplements thereto, will: (i) comply in all material respects with applicable provisions of the Securities Act, and the Exchange Act and the applicable rules and regulations of the SEC thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus or Registration Statement which has become false or misleading.

4.25        Reorganization. C&N has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Article V.
COVENANTS OF Monument

From the date of this Agreement until the Effective Time, Monument covenants and agrees to comply, and shall cause the Monument Subsidiaries to comply, with the following covenants:

5.1          Conduct of Business. Except as otherwise consented to by C&N in writing (such consent not to be unreasonably withheld) or as set forth on Schedule 5.1, Monument and the Monument Subsidiaries shall:

(a)          use all reasonable efforts to carry on their respective businesses in the Ordinary Course of Business;

(b)          use all reasonable efforts to preserve their present business organizations, to retain the services of substantially all of their present officers and employees, and to maintain their relationships with customers, suppliers and others having business dealings with Monument or any of the Monument Subsidiaries;

(c)          maintain all of their structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by casualty;

(d)          use all reasonable efforts to preserve or collect all material claims and causes of action belonging to Monument or any of the Monument Subsidiaries;

(e)          keep in full force and effect all insurance policies now carried by Monument or any of the Monument Subsidiaries;

(f)          perform in all material respects each of their obligations under all Material Contracts to which Monument or any of the Monument Subsidiaries are a party or by which any of them may be bound or which relate to or affect their properties, assets and business;

40

(g)          maintain their books of account and other records in the Ordinary Course of Business;

(h)          comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state, and local governmental directives applicable to Monument or any of the Monument Subsidiaries and to the conduct of their businesses;

(i)          not amend Monument’s or any of the Monument Subsidiaries’ Articles of Incorporation or Bylaws, except in accordance with the terms hereof or to the extent necessary to consummate the transactions contemplated by this Agreement;

(j)          not enter into, renew or assume any Material Contract, incur any material liability or obligation, or make any material commitment, except in the Ordinary Course of Business;

(k)          not make any material acquisition or disposition of any properties or assets (except for acquisitions or dispositions of properties or assets in accordance with any Material Contract disclosed on Schedule 3.14 or which do not exceed, in any case, $100,000), or subject any of their properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever, except for loan and investment activity engaged in the Ordinary Course of Business and consistent with past practice;

(l)          not knowingly take or permit to be taken any action which would constitute or cause a material breach of any representation, warranty or covenant set forth in this Agreement as of or subsequent to the date of this Agreement or as of the Effective Date;

(m)          except as permitted by Section 5.9, not declare, set aside or pay any dividend or make any other distribution in respect of Monument Common Stock;

(n)          not authorize, purchase, redeem, issue (except upon the exercise of outstanding options under the Monument Stock Option Plans) or sell (or grant options or rights to purchase or sell) any shares of Monument Common Stock or any other equity or debt securities of Monument;

(o)          not increase the rate of compensation of, pay a bonus or severance compensation to, establish or amend any Monument Benefit Plan, except as required by law, or enter into or amend any Employment Obligation, severance or “change in control” agreement or arrangement with any officer, director, employee or consultant of Monument or any of the Monument Subsidiaries, or hire any new employees except as necessary to fill existing vacancies; provided that Monument and the Monument Subsidiaries may grant reasonable salary increases and bonuses to their officers, directors and employees in the Ordinary Course of Business to the extent consistent with past practice, in magnitude and otherwise, with any change to director compensation (including bonuses) to be set forth on Schedule 5.1;

41

(p)          not enter into any Related Party Transaction, except loans in accordance with Regulation O;

(q)          in determining the additions to loan loss reserves and loan write-offs, writedowns and other adjustments and reserves, write-offs, writedowns and other adjustments with respect to other real estate owned that reasonably should be made by Monument Bank and classifying, valuing and retaining its investment portfolio, during the current year and thereafter, Monument and the Monument Subsidiaries shall act in accordance with GAAP and shall advise C&N of any material changes thereto;

(r)          file with appropriate federal, state, local and other governmental agencies all Tax Returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all Taxes, interest, penalties, assessments or deficiencies shown to be due on Tax Returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely;

(s)          not renew any existing contract for services, goods, equipment or the like or enter into, amend in any material respect or terminate any contract or agreement (including, without limitation, any settlement agreement with respect to litigation) involving an amount in excess of $50,000 or for a term of one (1) year or more;

(t)          except as permitted by (k) above, not make any capital expenditures other than in the Ordinary Course of Business or as necessary to maintain existing assets in good repair;

(u)          not make application for the opening or closing of any, or open or close any, branches or automated banking locations;

(v)         not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the Ordinary Course of Business consistent with customary banking practice; and

(w)          not take any action that would cause the Merger not to qualify as a tax-free reorganization under Section 368 of the Code.

5.2          Best Efforts. Monument and the Monument Subsidiaries shall cooperate with C&N and the C&N Subsidiaries and shall use their respective best efforts to do or cause to be done all things necessary or appropriate on their part in order to effectuate the transactions contemplated by this Agreement, fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger. In particular, without limiting the generality of the foregoing sentence, Monument and the Monument Subsidiaries shall: (i) cooperate with C&N in the preparation of all required applications for regulatory approval of the transactions contemplated by this Agreement and in the preparation of the Registration Statement and Proxy Statement/Prospectus; (ii) hold a meeting of its Shareholders for the purpose of obtaining approval of the Merger and this Agreement and recommend to its Shareholders that they vote in favor thereof (the “Monument Recommendation”); and (iii) cooperate with C&N in making Monument’s and the Monument Subsidiaries’ employees reasonably available for training by C&N at Monument’s and the Monument Subsidiaries’ facilities a reasonable period of time prior to the Effective Time, to the extent that such training is deemed reasonably necessary by C&N to ensure that Monument’s and the Monument Subsidiaries’ facilities will be properly operated in accordance with C&N’s policies after the Merger.

42

5.3           Access to Properties and Records. Monument and the Monument Subsidiaries shall give to C&N and its authorized employees and representatives (including without limitation its counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of Monument and the Monument Subsidiaries as C&N may reasonably request, subject to the obligation of C&N and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning Monument and the Monument Subsidiaries obtained by reason of such access and subject to applicable law.

5.4           Subsequent Financial Statements. Between the date of this Agreement and the Effective Time, Monument and the Monument Subsidiaries shall promptly prepare and deliver to C&N as soon as practicable, all Additional Financial Statements. Monument shall be deemed to make the representations and warranties set forth in Sections 3.8, 3.9 and 3.10 to C&N with respect to Monument’s Additional Financial Statements upon delivery thereof.

5.5           Update Schedules. Monument or any of the Monument Subsidiaries shall promptly disclose to C&N in writing any change, addition, deletion or other modification to the information set forth in its Schedules to this Agreement. No such notification shall, however, be deemed an acceptance by C&N thereof.

5.6           Notice. Monument and the Monument Subsidiaries shall promptly notify C&N in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to C&N in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise would have a Material Adverse Effect on Monument or materially restrict in any manner the right or ability of Monument to carry on its business as presently conducted.

43

5.7          No Solicitation.

(a)          Except as set forth in Section 5.7(b), Monument shall not, and shall cause each Monument Subsidiary and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “Monument Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an Acquisition Proposal; (ii) respond to any inquiry relating to an Acquisition Proposal or an Acquisition Transaction (defined below); (iii) recommend or endorse an Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than C&N) any information or data with respect to Monument or any Monument Subsidiary or otherwise relating to an Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Monument is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Monument or any Monument Representative, whether or not such Monument Representative is so authorized and whether or not such Monument Representative is purporting to act on behalf of Monument or otherwise, shall be deemed to be a breach of this Agreement by Monument. Monument and each Monument Subsidiary shall, and shall cause each of the Monument Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from C&N), whether or not in writing, contemplating, relating to, constituting or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Monument or any Monument Subsidiary; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Monument or any Monument Subsidiary representing, in the aggregate, twenty-five percent (25%) or more of the assets of Monument and each Monument Subsidiary on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of Monument or any Monument Subsidiary; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Monument or any Monument Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

44

(b)          Notwithstanding Section 5.7(a), Monument may respond to or engage in discussions or negotiations with, or provide confidential information or data to, any Person making an unsolicited bona fide Acquisition Proposal that did not result from a breach of this Section 5.7, if, but only if: (A) the Monument Shareholders’ Meeting shall not have occurred; (B) Monument shall have complied, in all material respects, with the provisions of this Section 5.7; (C) Monument’s Board of Directors shall have determined, with the advice of its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law; (D) Monument’s Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal; (E) Monument has provided C&N with notice of such determination within one (1) business day thereafter; and (F) prior to furnishing or affording access to any confidential information or data with respect to Monument or any Monument Subsidiary or otherwise relating to an Acquisition Proposal, Monument receives from such Person a confidentiality agreement with terms no less favorable to Monument than those contained in the Confidentiality Agreement. Monument shall promptly provide to C&N any non-public information regarding Monument or Monument Subsidiary provided to any other Person that was not previously provided to C&N, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Monument Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor, (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Monument Common Stock or all, or substantially all, of the assets of Monument and any Monument Subsidiary on a consolidated basis; (ii) would result in a transaction that (A) in the aggregate is more favorable from a financial point of view than the Merger, (B) is more favorable, in the aggregate, to all of Monument’s shareholders than the Merger and the transactions contemplated by this Agreement, in light of the other terms of such proposal, any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby; and (C) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c)          Monument shall promptly (and in any event within twenty-four (24) hours) notify C&N in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Monument or any Monument Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). Monument agrees that it shall keep C&N informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

45

(d)          Except as set forth in Section 5.7(e), neither the Monument Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to C&N in connection with the transactions contemplated by this Agreement (including the Merger), the Monument Recommendation, or make any statement, filing or release, in connection with the Monument Shareholders Meeting or otherwise, inconsistent with the Monument Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Monument Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Monument or any Monument Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.7(b)) or (B) requiring Monument to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)          Notwithstanding Section 5.7(d), prior to the date of the Monument Shareholders’ Meeting, the Monument Board of Directors may approve or recommend to the shareholders of Monument a Superior Proposal or withdraw, qualify or modify the Monument Recommendation in connection therewith (a “Subsequent Determination”) after the fifth (5th) Business Day following C&N’s receipt of a notice (the “Notice of Superior Proposal”) from Monument advising C&N that the Monument Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.7) constitutes a Superior Proposal (it being understood that Monument shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that Monument proposes to accept and the subsequent notice period shall be two (2) Business Days) if, but only if, (i) the Monument Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law, and (ii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by C&N since its receipt of such Notice of Superior Proposal (provided, however, that C&N shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), Monument’s Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 5.7(e) and (B) that such Monument Acquisition Proposal constitutes an Superior Proposal; and Monument shall provide written notice (the “Final Notice of Superior Proposal”) to C&N of its determination to accept the Superior Proposal no later than one (1) Business Day following expiration of such five (5) Business Day period.

(f)          Nothing contained in this Section 5.7 or elsewhere in this Agreement shall prohibit Monument from (i) taking and disclosing to its shareholders a position contemplated by 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if, in each case, in the good faith judgment of the Board of Directors, with the advice of outside counsel, making such disclosure to Monument’s shareholders is required under applicable law.

46

5.8          No Purchases or Sales of C&N Common Stock During Price Determination Period. Monument and the Monument Subsidiaries shall not, and shall use their best efforts to ensure that their executive officers, directors and affiliated entities do not, purchase or sell on the Market, or submit a bid to purchase or an offer to sell on the Market, directly or indirectly, any shares of C&N Common Stock or Monument Common Stock or any options, rights or other securities convertible into shares of C&N Common Stock or Monument Common Stock during the Price Determination Period, provided, however, that Monument may purchase shares of Monument Common Stock in the Ordinary Course of Business during the Price Determination Period for the benefit of Monument’s Benefit Plans.

5.9          Dividends. Between the date of this Agreement and the Effective Date, Monument shall not declare or pay cash dividends on the Monument Common Stock.

5.10        Internal Controls. Between the date of this Agreement and the Effective Date, Monument shall permit C&N senior officers to meet with the Chief Financial Officer of Monument and other officers responsible for the preparation of Monument’s financial statements, the internal controls of Monument and the disclosure controls and procedures of Monument to discuss such matters as C&N may deem reasonably necessary or appropriate for C&N to satisfy its obligations under Sections 302, 404 and 906 of the SOX Act and any rules and regulations relating thereto. C&N shall have continuing access through the Effective Time to both the Monument books and records and internal audit team for the purpose of ongoing assessment of internal controls and shall cause its outside auditors to provide any documentation regarding Monument’s internal control to C&N and cause its auditors to be available for discussions with C&N’s representatives regarding Monument’s systems of internal controls.

5.11        Transaction Expenses of Monument.

(a)          Monument shall cause its and the Monument Subsidiaries’ professionals to render monthly invoices within 30 days after the end of each month. Monument shall advise C&N monthly of all out-of-pocket expenses which Monument and the Monument Subsidiaries have incurred in connection with the transactions contemplated hereby. Monument shall not, and shall cause each of the Monument Subsidiaries not to, pay fees and expenses to its accountants or attorneys on any basis different than the basis on which such professionals would be paid in the absence of any business combination.

(b)          Monument, in reasonable consultation with C&N and at C&N’s expense, shall make all arrangements with respect to the printing and mailing of the Proxy Statement/Prospectus. Monument shall establish a “stay bonus pool” in the amount of $400,000 to be used by Monument to provide cash incentives to employees of Monument to remain employed by Monument. The Parties shall mutually agree on the employees to whom a stay-bonus will be offered, as well as the amount and terms of payment of such stay-bonuses.

Article VI.
COVENANTS OF C&N

From the date of this Agreement until the Effective Time, or until such later date as may be expressly stipulated in any Section of this Article VI, C&N covenants and agrees to comply, and shall cause the C&N Subsidiaries to comply, with the following covenants:

47

6.1          Best Efforts. C&N and C&N Subsidiaries shall cooperate with Monument and the Monument Subsidiaries and shall use its best efforts to do or cause to be done all things necessary or appropriate on its part in order to effectuate the transactions contemplated by this Agreement, fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger. In particular, without limiting the generality of the foregoing sentence, C&N agrees to do the following:

(a)          Applications for Regulatory Approval. C&N shall promptly prepare and file, with the cooperation and assistance of (and after review by) Monument and its counsel and accountants, all required applications for regulatory approval of the transactions contemplated by this Agreement.

(b)          Registration Statement; Proxy Statement/Prospectus. C&N shall promptly prepare, with the cooperation and assistance of (and after review by) Monument and its counsel and accountants and file with the SEC for the purpose of registering under the Securities Act the shares of C&N Common Stock to be issued to shareholders of Monument under the provisions of this Agreement the Registration Statement of which the Proxy Statement/ Prospectus is a part for the purpose of soliciting proxies of Monument’s shareholders in favor of the Merger, under the provisions of this Agreement. C&N may rely upon all information provided to it by Monument and Monument Bank in connection with the preparation of the Proxy Statement/Prospectus and C&N shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, or in the Proxy Statement/Prospectus, if such statement is made by C&N in reliance upon any information provided to C&N by Monument or the Monument Subsidiaries or by any of their officers, agents or representatives. Except as set forth in the preceding sentence, none of the information supplied or to be supplied by C&N for inclusion or incorporation by reference in the Registration Statement or in the Proxy Statement/Prospectus will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances made, not misleading, at the time the Registration Statement and each amendment or supplement thereto becomes effective or at the date of mailing the Proxy Statement/Prospectus, or any amendment or supplement thereto, to Monument shareholders. C&N shall provide a draft of the Registration Statement to Monument and its counsel for comment and review at least ten (10) Business Days in advance of the anticipated filing date.

(c)          State Securities Laws. C&N, with the cooperation and assistance of Monument and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to comply with all applicable Blue Sky laws of any state having jurisdiction over the transactions contemplated by this Agreement.

(d)          Stock Listing. C&N, with the cooperation and assistance of Monument and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to list the shares of C&N Common Stock to be issued in the Merger on the Market.

48

(e)          Tax Treatment. C&N shall take no action which would have the effect of causing the Merger not to qualify as a tax-free reorganization under Section 368 of the Code.

6.2          Access to Properties and Records. C&N and the C&N Subsidiaries shall give to Monument and to its authorized employees and representatives (including, without limitation, Monument’s counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of C&N and the C&N Subsidiaries as Monument may reasonably request, subject to the obligation of Monument and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning C&N and the C&N Subsidiaries obtained by reason of such access and subject to applicable law.

6.3          Subsequent Financial Statements. Between the date of signing of this Agreement and the Effective Time, C&N shall promptly prepare and deliver to Monument as soon as practicable all Additional Financial Statements. C&N shall be deemed to make the representations and warranties set forth in Sections 4.8, 4.9 and 4.10 herein to Monument with respect to C&N’s Additional Financial Statements.

6.4          Update Schedules. C&N shall promptly disclose to Monument in writing any change, addition, deletion or other modification to the information set forth in its Schedules to this Agreement. No such modifications shall, however, be deemed an acceptance by Monument thereof.

6.5          Notice. C&N shall promptly notify Monument in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to Monument in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise would have a Material Adverse Effect on C&N or restrict in any material manner the right or ability of C&N to carry on its business as presently conducted.

6.6          No Purchase or Sales of C&N Common Stock During Price Determination Period. C&N and the C&N Subsidiaries shall not, and shall use their best efforts to ensure that their executive officers, directors and affiliated entities do not, purchase or sell on the Market, or submit a bid to purchase or an offer to sell on the Market, directly or indirectly, any shares of C&N Common Stock or Monument Common Stock or any options, rights or other securities convertible into shares of C&N Common Stock or Monument Common Stock during the Price Determination Period; provided, however, that C&N may purchase shares of C&N Common Stock in the Ordinary Course of Business of C&N during the Price Determination Period for the benefit of C&N’s Benefit Plans or C&N’s Dividend Reinvestment Plan.

49

6.7          Employment Arrangements.

(a)          Subject to any positions eliminated as a result of consolidation of operations, from and after the Effective Time, (i) C&N, C&N Bank or another subsidiary of C&N (any such parties employing employees of Monument or a Monument Subsidiary, the “C&N Employers”) shall use its good faith efforts to retain each other present employee of Monument and the Monument Subsidiaries, other than employees who are identified on Schedule 6.7(a) (“Designated Employees”), in a comparable position or a position with comparable responsibilities and salary compensation (or, if offered to, and accepted by, an employee, a position for which the employee is qualified with the C&N Employers at a compensation commensurate with the position).

(b)          Any employee of Monument or a Monument Subsidiary (excluding employees who become parties to an employment agreement with Monument simultaneously with the execution of this Agreement as identified on Schedule 6.7(b) (the “Contract Employees”)) who is employed by Monument or a Monument Subsidiary as of the Effective Time and who either (i) is not offered employment by the C&N Employers as of the Effective Time; or (ii) accepts employment with the C&N Employers at the Effective Time and is subsequently terminated (other than as a result of unsatisfactory performance) within twelve (12) months following the Effective Time, shall be entitled to the severance benefits described in Section 6.7(c) below.

(c)          Where a Monument or Monument Subsidiary employee is entitled to be paid severance benefits as provided in Section 6.7(b) above, such severance benefits shall be as follows:

(i)          Designated Employees entitled to severance shall receive, in a lump sum payment, the amount of one (1) year’s salary, and for a period of twelve (12) months following the date of termination of employment, C&N shall maintain the same level of contribution for the Designated Employees’ participation in C&N’s life, disability, medical/health insurance and other health and welfare benefits, including, without limitation, profit sharing and matching contributions to defined contribution plans, in effect with respect to the Designated Employees prior to the date of termination of employment;

(ii)         Non-Designated Employees entitled to severance shall be paid two week’s salary for each full year of service with Monument or a Monument Subsidiary, or predecessor of Monument or a Monument Subsidiary if such service was recognized by Monument for the purposes of Monument’s 401(k) Plan, with a minimum of four (4) weeks’ salary;

(d)          In the cases not covered by subsections (b) and (c) above, if the employment with C&N of any Monument or Monument Subsidiary employee (other than a Designated Employee) is terminated, such employee shall be entitled to severance in accordance with the then existing severance policy of C&N or its successor.

(e)          The C&N Employers shall be obligated to provide employee benefits to each person who is an employee of Monument or a Monument Subsidiary immediately before the Effective Time (the “Continuing Employees”) and who continues to be employed by a C&N Employer following the Effective Time that are substantially equivalent, in the aggregate, to the benefits under the Monument Benefit Plans prior to the Effective Time, for a period of one (1) year after the Effective Date. Notwithstanding the immediately preceding sentence, if the C&N Employers can no longer satisfy the applicable employee benefit plan testing requirements under the Code after applicable transition periods under the Code with respect to a C&N Benefit Plan then the C&N Employers shall provide appropriately adjusted benefits to each person who is an employee of Monument or a Monument Subsidiary that would permit such C&N Benefit Plan to satisfy the applicable test under the Code.

50

(f)          For vesting and eligibility purposes for employee benefits, under each C&N Benefit Plan and/or any employee benefit plan established by C&N after the Effective Date, the Continuing Employees shall receive credit for all years of service with Monument and the Monument Subsidiaries or predecessor of Monument or the Monument Subsidiaries if such service was recognized by Monument for purposes of a comparable Monument Benefit Plan.

(g)          Except to the extent not allowable under the terms of existing insurance contracts, any restrictions on coverage for preexisting conditions or requirements for evidence of insurability under a C&N Benefit Plan that is an employee welfare benefit plan shall be waived for the employees of Monument and the Monument Subsidiaries who are currently covered for such conditions under Monument’s existing insurance plans, and such employees shall receive credit under the applicable C&N Benefit Plan for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the Monument Benefit Plan in accordance with the corresponding Monument Benefit Plan. If the terms of an existing insurance contract do not permit a waiver of restrictions or credit for co-payments and payments as described in the preceding sentence, C&N agrees to use its best efforts to negotiate such provisions with the applicable insurer and, if C&N is unable to obtain such provision, C&N shall provide reasonable compensation to such employee in respect thereof. For the purposes of the foregoing sentence, reasonable compensation shall be deemed to be annual compensation in the amount of the premium contribution which C&N makes under any such insurance policy on behalf of other employees with similar age and years of service.

6.8          Insurance; Indemnification.

(a)          For a period of up to six (6) years (the exact number of years to be determined by the policy cost cap stated below) after the Effective Date, C&N shall (and Monument Bank shall cooperate in these efforts) obtain and maintain “tail” coverage relating to Monument’s existing directors and officers liability insurance policy in such amount and with terms and conditions no less favorable than the director and officer liability policy of Monument as of the date of this Agreement, subject to the caveat that C&N shall not be required to pay premiums for such policy in excess of 250% of the current premium for Monument’s existing directors and officers liability insurance policy; provided, however, if C&N is unable to obtain and maintain such policy as a result of such limitations, it shall obtain as much comparable insurance as is available at such time for the maximum amount that it is obligated to spend. C&N may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or circumstances which occur prior to the Effective Date (including facts or circumstances relating to this Agreement and the transactions contemplated herein to the extent coverage therefor is available) and covering persons who are covered by such insurance immediately prior to the Effective Date.

51

(b)          For a period of six (6) years from and after the Effective Date, C&N shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Date, an officer, employee, director or manager of Monument or a Monument Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of C&N, which consent shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation (a “Claim”) in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part out of the fact that such person is or was a director, officer or employee of Monument or a Monument Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by this Agreement) regardless of whether such Claim is asserted or claimed prior to, at, or after the Effective Date (the “Indemnified Liabilities”) to the full extent permitted under applicable law as of the date hereof or amended prior to the Effective Date and under the Articles of Incorporation or Bylaws of Monument or a Monument Subsidiary as in effect as of the date hereof (and C&N shall pay expenses in advance of the full disposition of any such action or proceeding to each of the Indemnified Parties to the full extent permitted by applicable law (including the SOX Act) and C&N’s Articles of Incorporation and Bylaws). Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any Claim, shall notify C&N (but the failure to so notify C&N shall not relieve C&N from any liability which C&N may have under this section except to the extent C&N is materially prejudiced thereby). In the defense of any Claim covered by this Section, C&N shall have the right to direct the defense of such action and retain counsel of its choice; provided, however, that, notwithstanding the foregoing, the Indemnified Parties as a group may retain a single law firm to represent them with respect to each matter under this section if there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of C&N and the Indemnified Parties (the Indemnified Parties may also retain more than one law firm if there is, under applicable standards of professional conduct, a conflict of any significant issues between the positions of two or more Indemnified Parties). C&N shall have an obligation to advance funds to satisfy an obligation of C&N or any successor to C&N under this Section to the same extent that C&N would be obligated to advance funds under the indemnification provisions of its Articles of Incorporation and/or Bylaws.

(c)          Any indemnification payments made pursuant to this Section are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

52

6.9          Appointment of C&N Director. C&N shall, on or promptly after the Effective Date (but no later than C&N’s next Board of Directors meeting following the Effective Date), appoint Clark S. Frame to C&N’s Board of Directors, subject only to any applicable regulatory approvals, and he shall be appointed to the class of C&N directors whose term of office expires in 2022. C&N has a mandatory retirement policy for directors who attain age 72.

Article VII.
CONDITIONS PRECEDENT

7.1          Common Conditions. The obligations of the Parties to consummate this Agreement shall be subject to the satisfaction of each of the following common conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived in accordance with the provisions of Section 8.4 herein:

(a)          Shareholder Approval: This Agreement shall have been duly authorized, approved and adopted by the shareholders of Monument in accordance with the Applicable Corporate Law and the Articles of Incorporation of Monument.

(b)          Regulatory Approvals: The approval of each Bank Regulator shall have been obtained and all applicable waiting and notice periods shall have expired, and such approvals shall be subject to no terms or conditions which would (i) require or could reasonably be expected to require (A) any divestiture by C&N of a portion of the business of C&N, or any subsidiary of C&N or (B) any divestiture by Monument or the Monument Subsidiaries of a portion of their businesses, in each case which will have a significant and material adverse impact on the business of C&N or Monument, or their other Subsidiaries, as the case may be, or (ii) impose any condition upon C&N or Monument, or their other subsidiaries, taken as a whole, which (x) would be materially burdensome to C&N or Monument, or their other Subsidiaries, taken as a whole, (y) would significantly increase the costs incurred or that will be incurred by C&N or Monument as a result of consummating the Merger or (z) would prevent C&N or Monument from obtaining any material benefit contemplated by it to be attained as a result of the Merger.

(c)          Stock Listing. The shares of C&N Common Stock to be issued in the Merger shall have been authorized for listing on the Market.

(d)          Tax Opinion. Each of C&N and Monument shall have received an opinion of C&N’s counsel, Barley Snyder LLP, reasonably acceptable to C&N and Monument, addressed to C&N and Monument, with respect to federal tax laws or regulations, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and C&N and Monument will each be a “party to a reorganization” within the meaning of Section 368(b)(1) of the Code.

53

(e)          Registration Statement: The Registration Statement, including any amendments thereto, shall have been declared effective by the SEC; the information contained therein shall be true, complete and correct in all material respects as of the date of mailing of the Proxy Statement/Prospectus to the shareholders of Monument; regulatory clearance for the offering contemplated by the Registration Statement (the “Offering”) shall have been received from each federal and state regulatory authority having jurisdiction over the Offering; and no stop order shall have been issued and no proceedings shall have been instituted or threatened by any federal or state regulatory authority to suspend or terminate the effectiveness of the Registration Statement or the Offering.

(f)          No Suits: No action, suit or proceeding shall be pending or threatened before any federal, state or local court or governmental authority or before any arbitration tribunal which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transactions contemplated by this Agreement; provided, however, that if C&N agrees to defend and indemnify Monument and Monument Bank and their respective officers and directors with regard to any such action, suit or proceeding pending or threatened against them or any of them on such specific terms and conditions as are mutually agreeable to Monument and C&N, then such pending or threatened action, suit or proceeding shall not be deemed to constitute the failure of a condition precedent to the obligation of Monument to consummate this Agreement.

(g)          Federal and State Securities and Antitrust Laws: All applicable securities and antitrust laws of the federal government and of any state government having jurisdiction over the transactions contemplated by this Agreement shall have been complied with.

7.2          Conditions Precedent to Obligations of C&N. The obligations of C&N to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by C&N in accordance with the provisions of Section 8.4 herein:

(a)          Accuracy of Representations and Warranties: All of the representations and warranties of Monument as set forth in this Agreement shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).

(b)          Covenants Performed: Monument shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by it.

(c)           Monument Options: As may be required by Section 2.4 herein, all holders of Monument Options who have not exercised such options shall have delivered documentation reasonably satisfactory to C&N with respect to the payment of cash in cancellation of the Monument Options as set forth in Section 2.4.

54

(d)          No Material Adverse Effect: From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Monument or any Monument Subsidiary. Monument and the Monument Subsidiaries, on a consolidated basis, shall not have sustained any Material Adverse Effect since the date of this Agreement. In particular, without limiting the generality of the foregoing sentence, the Additional Financial Statements of Monument shall indicate that the consolidated financial condition, assets, liabilities and results of operations of Monument as of the respective dates reported therein do not vary adversely in any material respect from the consolidated financial condition, assets, liabilities and results of operations presented in the most recent financial statements included in the Monument Reports at and for the six months ended June 30, 2018.

(e)          Closing Documents: On or before the Effective Time, Monument shall have delivered to C&N: (i) a certificate signed by Monument’s President and Chief Executive Officer (or other officers reasonably acceptable to C&N) verifying that, to their knowledge, all of the representations and warranties of Monument set forth in this Agreement are true and correct in all material respects as of the Closing and that Monument has performed in all material respects each of the covenants required to be performed by it under this Agreement; (ii) a certificate confirming the absence of any event of circumstance having a Material Adverse Effect on Monument since the date of this Agreement; (iii) a certificate (from appropriate officers of Monument or Monument’s transfer agent) as to the issued and outstanding shares of Monument Common Stock, shares issuable under outstanding stock options granted under Monument’s Stock Option Plans and any outstanding obligations, options or rights of any kind entitling persons to purchase or sell any shares of Monument Common Stock and any outstanding securities or other instruments of any kind that are convertible into such shares; and (iv) such other certificates and documents as C&N and its counsel may reasonably request (all of the foregoing certificates and other documents being herein referred to as the “Monument Closing Documents”).

(f)          Holders of no more than five percent (5%) of the outstanding Monument Common Stock shall have exercised dissenters’ rights.

(g)          Each of the directors of Monument shall have entered into a Non-Competition Agreement in the form of Exhibit C dated as of the date of this Agreement.

7.3          Conditions Precedent to the Obligations of Monument. The obligation of Monument to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by Monument in accordance with the provisions of Section 8.4 herein:

(a)          Accuracy of Representations and Warranties: All of the representations and warranties of C&N as set forth in this Agreement shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).

(b)          Covenants Performed: C&N shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by C&N.

55

(c)          Monument Options: Cash shall have been substituted for the Monument Options which have not been exercised pursuant to Section 2.4 herein.

(d)          No Material Adverse Effect: From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to C&N or any C&N Subsidiary. C&N and the C&N Subsidiaries, on a consolidated basis, shall not have sustained any Material Adverse Effect since the date of this Agreement. In particular, without limiting the generality of the foregoing sentence, the Additional Financial Statements of C&N shall indicate that the consolidated financial condition, assets, liabilities and results of operations of C&N as of the respective dates reported therein do not vary adversely in any material respect from the consolidated financial condition, assets, liabilities and results of operations presented in C&N’s Quarterly Report on Form 10-Q at and for the six months ended June 30, 2018.

(e)          Fairness Opinion: Monument shall have obtained from an independent financial advisor selected by the Board of Directors of Monument, an opinion furnished to the Board of Directors of Monument stating that the Merger Consideration contemplated by this Agreement is fair to the shareholders of Monument from a financial point of view.

(f)          Closing Documents: On or before the Effective Time, C&N shall have delivered to Monument: (i) a certificate signed by C&N’s President and Chief Executive Officer (or other officer reasonably acceptable to Monument) verifying that, to their knowledge, all of the representations and warranties of C&N set forth in this Agreement are true and correct in all material respects as of the Closing and that C&N has performed in all material respects each of the covenants required to be performed by it under this Agreement; (ii) a certificate confirming the absence of any event of circumstance having a Material Adverse Effect on C&N since the date of this Agreement; and (iii) such other certificates and documents as Monument and its counsel may reasonably request (all of the foregoing certificates and documents being herein referred to as the “C&N Closing Documents”).

Article VIII.
TERMINATION, AMENDMENT AND WAIVER

8.1          Termination.

This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the Merger by the shareholders of Monument:

(a)          At any time by the mutual written agreement of C&N and Monument;

56

(b)          By either Party (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other Party, which breach by its nature cannot be cured prior to August 15, 2019 (the “Termination Date”) or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party but in any event prior to the Termination Date; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by Monument) or Section 7.3(a) (in the case of a breach of a representation or warranty by C&N);

(c)          By either Party (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party but in any event prior to the Termination Date; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(c) unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 7.2(b) (in the case of a breach of covenant by Monument) or Section 7.3(b) (in the case of a breach of covenant by C&N);

(d)          By either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by C&N and Monument; provided, that no Party may terminate this Agreement pursuant to this Section 8.1(d) if the failure of the Closing to have occurred on or before said date was due to such Party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e)          By either Party if the shareholders of Monument fail to approve the transactions contemplated by this Agreement at a meeting of Monument shareholders called for that purpose; provided, however, that no termination right shall exist for Monument hereunder if prior to such shareholder vote, the board of directors of Monument shall have withdrawn, modified or changed in a manner adverse to C&N approval or recommendation of this Agreement and the transactions contemplated thereby;

(f)          By either Party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

57

(g)          By the Board of Directors of C&N (i) if Monument has received a Monument Superior Proposal and (ii) in accordance with Section 5.7 of this Agreement, the Board of Directors of Monument (A) enters into an acquisition agreement with respect to the Monument Superior Proposal, (B) withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to C&N, or (C) delivers a Final Notice of Monument Superior Proposal;

(h)          By the Board of Directors of Monument if Monument has received a Monument Superior Proposal and, in accordance with Section 5.7, the Board of Directors of Monument has delivered a Final Notice of Monument Superior Proposal; or

(i)          By the Board of Directors of Monument, through a resolution adopted by its Board of Directors within three (3) days of determination of the occurrence of such event, if both (x) the Closing Market Price is less than $21.94 (the “Floor Price”) and (y) the C&N Price Ratio is less than the Index Ratio by more than twenty percent (20%) a (the “Market Termination Test”).

(i)          For purposes of this Section 8.1, the following terms shall have the meanings indicated:

(A)         “Starting Price” shall mean $27.43, the closing price for C&N Common Stock on September 10, 2018 (the “Starting Date”).

(B)          “C&N Price Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Closing Market Price by the Starting Price, calculated to four (4) decimal places.

(C)         “Index Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Average KBW NASDAQ Regional Banking Stock Index Value For The Price Determination Period by the KBW NASDAQ Regional Banking Stock Index Value on the Starting Date, calculated to four (4) decimal places.

(D)         “Average KBW NASDAQ Regional Banking Index Value For The Price Determination Period” means the average of the KBW NASDAQ Regional Banking Index as quoted by NASDAQ for the Price Determination Period.

(ii)         The Starting Price, the Closing Market Price, the Floor Price and the other amounts above shall be appropriately adjusted for any event described in the definition of Conversion Ratio.

58

(iii)        In the event Monument desires to effect a Market Termination, it shall give prompt written notice thereof to C&N (provided that such notice of election to terminate may be withdrawn at any time within the three-day period set forth in subsection (i)). C&N shall have the right, through a resolution adopted by its Board of Directors, to cause Monument to amend this Agreement to increase the Conversion Ratio or increase the Cash Consideration such that the combined Cash Consideration and C&N Stock Consideration, based on the Closing Market Price, is at least equal to an aggregate amount which would satisfy the Market Termination Test, i.e. an amount which would not allow termination under this Section 8.1(i), in lieu of terminating the agreement (and, upon such amendment, Monument shall not have the right to terminate this Agreement pursuant to this Section 8.1(i)(iii)); provided, however that any such amendment shall not cause the Merger not to qualify as a tax-free reorganization under Section 368 of the Code .

8.2          Effect of Termination.

(a)          Effect. In the event of a permitted termination of this Agreement under Section 8.1 herein, the Agreement shall become null and void and the transactions contemplated herein shall thereupon be abandoned, except that Sections 8.2(b), 8.2(c), 11.1 and 11.2 shall survive such termination.

(b)          Liability. If this Agreement is terminated, expenses and damages of the Parties hereto shall be determined as follows:

(i)          Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii)         In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all actual and direct damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii)        In the event this Agreement is terminated by C&N pursuant to Section 8.1(e) and: (A) prior to such termination, any Person shall have publicly proposed or announced a Monument Acquisition Transaction; and (B) within twelve (12) months after such termination, Monument enters into an agreement with respect to a Monument Acquisition Transaction or completes a Monument Acquisition Transaction, then Monument shall make a cash payment in the amount of $1,726,000 (the “Termination Fee”) to C&N within ten (10) Business Days after written demand by C&N after closing of an Monument Acquisition Transaction. Such payment shall be made by wire transfer of immediately available funds to an account designated by C&N.

(iv)        In the event that C&N terminates this Agreement in accordance with Section 8.1(g) or Monument terminates this Agreement in accordance with Section 8.1(h), Monument shall pay to C&N the Termination Fee within ten (10) Business Days after notice of such termination is given. Such payments shall be made by wire transfer of immediately available funds to an account designated by C&N.

59

(v)         The right to receive payment of the Termination Fee under Section 8.2(b)(iii) or Section 8.2(b)(iv) will constitute the sole and exclusive remedy of either party against the other and their respective officers and directors with respect to a termination under that Section.

(c)          Confidentiality. In the event of a termination of this Agreement, neither C&N nor Monument nor Monument Bank shall use or disclose to any other person any confidential information obtained by it during the course of its investigation of the other party or parties, except as may be necessary in order to establish the liability of the other party or parties for breach as contemplated under Section 8.2(b) herein.

8.3          Amendment. To the extent permitted by law, this Agreement may be amended at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Monument), but only by a written instrument duly authorized, executed and delivered by C&N and by Monument; provided, however, that any amendment to the Merger Consideration to be received by the former shareholders of Monument in exchange for their shares of Monument Common Stock shall not take effect until such amendment has been approved, adopted or ratified by the shareholders of Monument in accordance with applicable provisions of the Applicable Corporate Law.

8.4          Waiver. Any term or condition of this Agreement may be waived, to the extent permitted by applicable federal and state law, by the party or parties entitled to the benefit thereof at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Monument) by a written instrument duly authorized, executed and delivered by such party or parties.

Article IX.
CLOSING AND EFFECTIVE TIME

9.1          Closing. Provided that all conditions precedent set forth in Article VII of this Agreement shall have been satisfied or shall have been waived in accordance with Section 8.4 of this Agreement, the Parties shall hold a closing (the “Closing”), not to occur before February 28, 2019, by the electronic (PDF) facsimile or overnight courier exchange of executed documents or at the headquarters of C&N no later than thirty (30) days after the receipt of all required regulatory and shareholder approvals and after the expiration of all applicable waiting periods on a specific date to be agreed upon by the Parties, at which time the Parties shall deliver the Monument Closing Documents, the C&N Closing Documents, the opinions of counsel required by Section 7.1(d), and such other documents and instruments as may be necessary or appropriate to effectuate the purposes of this Agreement.

9.2          Effective Time. Immediately following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VIII hereof, C&N and Monument will cause Articles of Merger (the “Articles of Merger”) to be delivered and properly filed with the Filing Offices. The Merger shall become effective at 11:59 p.m. (or such other time as the Parties may agree) on the day on which the Closing occurs and Articles of Merger are filed with the Filing Offices or such later date and time as may be specified in the Articles of Merger (the “Effective Time”). The “Effective Date” when used herein means the day on which the Effective Time occurs.

60

Article X.
NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

10.1        No Survival. The representations and warranties of Monument and of C&N set forth in this Agreement shall expire and be terminated on the Effective Time by consummation of this Agreement, and no such representation or warranty shall thereafter survive. Except with respect to the agreements of the Parties which by their terms are intended to be performed either in whole or in part after the Effective Time, the agreements of the Parties set forth in this Agreement shall not survive the Effective Time, and shall be terminated and extinguished at the Effective Time, and from and after the Effective Time none of the Parties hereto shall have any liability to the other on account of any breach of such agreements.

Article XI.
GENERAL PROVISIONS

11.1        Expenses. Except as expressly provided in this Agreement to the contrary, each party shall pay its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated herein.

11.2        Press Releases, Etc. C&N and Monument agree that all press releases or other public communications relating to this Agreement or the transactions contemplated hereby will require mutual approval by C&N and Monument, unless counsel has advised any such party that such release or other public communication must immediately be issued and the issuing party has not been able, despite its good faith efforts, to obtain such approval.

11.3        Notices. All notices, claims, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly delivered if delivered in person, transmitted by telegraph or facsimile machine (but only if receipt is acknowledged in writing), or mailed by registered or certified mail, return receipt requested, as follows:

(a)          If to C&N, to:

Citizens & Northern Corporation

J. Bradley Scovill, President and CEO

90-92 Main Street

P.O. Box 58

Wellsboro, PA 16901

With a copy to:

Barley Snyder, LLP

Paul G. Mattaini, Esquire

Kimberly J. Decker, Esquire

126 East King Street

Lancaster, PA 17602-2893

61

(b)          If to Monument, to:

Monument Bank

Chris Nardo, President and CEO

465 N Main Street

Doylestown, Pennsylvania 18901

With a copy to:

Stevens & Lee, P.C.

Dean H. Dusinberre, Esquire

17 N 2nd Street

Harrisburg, PA 17101

11.4        Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all such counterparts together shall be deemed to be one and the same instrument.

11.5        Governing Law. This Agreement shall be deemed to have been made in, and shall be governed by and construed in accordance with the substantive laws of, the Commonwealth of Pennsylvania, except to the extent that the Applicable Corporate Law or federal law specifically applies to the Merger and the transactions contemplated thereby.

11.6        Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns and legal representatives; provided, however, that neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party (which consent may be withheld in such other party’s sole and absolute discretion). Other than the right to receive the consideration payable as a result of the Merger pursuant to Article II hereof and the provisions of Section 6.8 with respect to Monument’s directors, this Agreement is not intended to and shall not confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

11.7        Disclosure Schedules. The inclusion of a given item in a disclosure schedule annexed to this Agreement shall not be deemed a conclusion or admission that such item (or any other item) is material or is a material and adverse change. Information disclosed for one section shall constitute disclosure for other sections whether or not specifically referenced.

11.8        Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), sets forth the entire understanding and agreement of the Parties hereto and supersedes any and all prior agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof.

[Signature Page to Follow]

62

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

Citizens & Northern Corporation

By:	/s/ J. Bradley Scovill

Attest:	/s/ Mark A. Hughes

Monument Bancorp, Inc.

By:	/s/ Christopher Nardo

Attest:	/s/ G. Brian Cooper

APPENDIX I

DEFINED TERMS

Definitions of the following capitalized terms used in this Agreement are set forth below or in the indicated sections:

“Acquisition Proposal” has the meaning given to it in Section 5.7(a).

“Acquisition Transaction” has the meaning given to it in Section 5.7(a).

“Additional Financial Statements” means any internal monthly and quarterly financial reports, all quarterly or annual reports to shareholders and all regulatory reports to regulatory authorities normally prepared by the Party in question or by its banking Subsidiary.

“Aggregate Cash Election Percentage” has the meaning given to it in Section 2.2(b)(iii)(B).

“Aggregate Cash Elections” has the meaning given to it in Section 2.2(b)(iii)(B).

“Aggregate Stock Election Percentage” has the meaning given to it in Section 2.2(b)(iv)(B).

“Aggregate Stock Elections” has the meaning given to it in Section 2.2(b)(iii)(A).

“Agreement” has the meaning given to it in the introductory paragraph of this Agreement.

“Applicable Corporate Law” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“Articles of Merger” has the meaning given to it in Section 9.2.

“Average KBW NASDAQ Regional Banking Stock Index Value For the Price Determination Period” has the meaning given to it in Section 8.1(i)(i)(D).

“Bank Merger” has the meaning given to it in the Background.

“Bank Merger Agreement” has the meaning given to it in the Background.

“Bank Regulators” means of the Federal Reserve Board, the FDIC, and the Pennsylvania Department.

“Bankruptcy and Equity Exceptions” has the meaning given to it in Section 3.2(b).

“Benefit Plan” means all employee benefit plans, contracts or arrangements including, without limitation, pension, retirement, deferred compensation, savings, incentive, bonus, profit sharing, stock purchase, stock option, life insurance, death or survivor’s benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff or vacation plans, contracts or arrangements.

“BHC Act” has the meaning given to it in the Background.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Harrisburg, Pennsylvania are authorized or obligated pursuant to legal requirements or executive order to be closed.

“C&N” has the meaning given to it in the introductory paragraph of this Agreement.

“C&N Balance Sheet” has the meaning given to it in Section 4.9.

2

“C&N Bank” has the meaning given to it in the Background.

“C&N Closing Documents” has the meaning given to it in Section 7.3(f).

“C&N Common Stock” has the meaning given to it in the Background.

“C&N Employers” has the meaning given to it in Section 6.7(a).

“C&N Price Ratio” has the meaning given to it in Section 8.1(i)(i)(B).

“C&N SEC Reports” has the meaning given to it in Section 4.7(b).

“C&N Share Value” has the meaning given to it in Section 2.1(b).

“C&N Stock Consideration” has the meaning given to it in Section 2.1(b).

“C&N Stock Plan” has the meaning given to it in Section 4.4(c).

“C&N Subsidiaries” shall have the meaning given to it in Section 4.3.

“C&N Subsidiaries Common Equity” has the meaning given to it in Section 4.4(d).

“Canceled Shares” has the meaning given to it in Section 2.1(a)(ii).

“Cash Consideration” has the meaning given to it in Section 2.1(b).

“Cash Election” has the meaning given to it in Section 2.2(a).

“Cash Percentage” has the meaning given to it in Section 2.2(b)(i).

“Cash/Stock Election” has the meaning given to it in Section 2.2(a).

“Cash Test Amount” has the meaning given to it in Section 2.2(b)(i).

“Claim” has the meaning given to it in Section 6.8(b).

“Closing” has the meaning given to it in Section 9.1.

“Closing Market Price” has the meaning given to it in Section 2.1(d).

“Code” has the meaning given to it in Section 2.2(b)(i).

“Confidentiality Agreement” means that certain Confidentiality Agreement between the Parties, dated June 13, 2018.

“Contract Employees” has the meaning given to it in Section 6.7(b).

“Conversion Ratio” has the meaning given to it in Section 2.1(b).

“Current Year” means the calendar year in which this Agreement was executed.

“Designated Employees” has the meaning given to it in Section 6.7(a).

“Dissenting Shares” has the meaning given to it in Section 2.2(b)(i).

“Dissenting Shareholders” has the meaning given to it in Section 2.2(b)(i).

“Effective Date” has the meaning given to it in Section 9.2.

“Effective Time” has the meaning given to it in Section 9.2.

“Election” has the meaning given to it in Section 2.2(a).

“Election Deadline” has the meaning given to it in Section 2.2(a)(i).

3

“Employment Obligation” means any employment contract, change of control agreement or policy, severance agreement or policy, deferred compensation agreement, consulting agreement or similar obligation, in each case including any amendments thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Security Exchange Act of 1934, as amended.

“Exchange Agent” shall mean American Stock Transfer.

“FDI Act” has the meaning given to it in Section 3.1(b).

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Filing Offices” shall mean the Pennsylvania Department of State.

“Final Notice of Superior Proposal” has the meaning given to it in Section 5.7(e).

“FINRA” has the meaning given to it in Section 3.5.

“Floor Price” has the meaning given to it in Section 8.1(i).

“Form of Election” has the meaning given to it in Section 2.2(a)(i).

“GAAP” means United States Generally Accepted Accounting Principles.

“Governmental Entity” has the meaning given to it in Section 3.5.

“Indemnified Liabilities” has the meaning given to it in Section 6.8(b).

“Indemnified Parties” has the meaning given to it in Section 6.8(b).

“Index Ratio” has the meaning given to it in Section 8.1(i)(i)(C).

“Intellectual Property” has the meaning given to it in Section 3.18.

“IRS” has the meaning given to it in Section 3.12.

“Knowledge” means, with respect to C&N, the actual knowledge of J. Bradley Scovill and Mark Hughes. With respect to Monument, “Knowledge” means the actual knowledge of Clark S. Frame, Christopher Nardo and G. Brian Cooper.

“Liens” has the meaning given to it in Section 3.4(b).

“Letter of Transmittal” has the meaning given to it in Section 2.2(e).

“Loans” has the meaning given to it in Section 3.25.

“Market” shall mean the market on which C&N stock is listed i.e., the NASDAQ Capital Market.

“Market Termination Test” has the meaning given to it in Section 8.1(i).

4

“Material Adverse Effect” means, with respect to Monument, C&N or the Surviving Corporation, as the case may be, an event or circumstance that (i) has a material negative impact on the business, properties, assets, liabilities, results of operations, financial condition or prospects of such party and its Subsidiaries, taken as a whole; provided however that “Material Adverse Effect” shall not be deemed to include the impact of the following: (A) changes, after the date hereof, in U.S. GAAP or applicable regulatory accounting requirements; (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities; (C) changes, events, or developments, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war or hostilities, any occurrence or threat of acts of terrorism or any armed hostilities associated therewith and any national or international calamity, disaster, or emergency or any escalation thereof) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, or other changes, events or developments, after the date hereof, that affect bank or savings associations or their holding companies generally; (D) the failure, in and of itself, of such party to meet earnings projections or internal financial forecasts or any decrease in the market price of a party’s common stock, but not including the underlying causes thereof, (E) disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, (F) actions or omissions taken pursuant to the written consent or request of C&N, in the case of Monument, or Monument, in the case of C&N, or (G) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the assets, business, financial condition or results of operations of the Parties and their respective subsidiaries, including reasonable expenses incurred by the Parties hereto in consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations, financial condition or prospects of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate; or (ii) does or would reasonably be expected to materially impair the ability of either Monument, on the one hand, or C&N on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the timely consummation of the transactions contemplated by this Agreement.

“Material Contract” means any of the following agreements of a party or any of its direct or indirect subsidiaries (the “Subject Company”):

(1) any contract for outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Subject Company in excess of $50,000 or by which the Subject Company is bound;

(2) any contract containing covenants that limit in any material respect the ability of the Subject Company to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which or with whom, the Subject Company may carry on its business (other than as may be required by law or applicable regulatory authorities), and any contract that could require the disposition of any material assets or line of business of the Subject Company;

(3) any joint venture, partnership, strategic alliance, or other similar contract (including any franchising agreement, but in any event excluding introducing broker agreements), and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets, or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations or contains continuing indemnity obligations of the Subject Company or any of the Subject Company subsidiaries;

5

(4) any real property lease and any other lease with annual rental payments aggregating $50,000 or more;

(5) other than with respect to loans, any contract providing for, or reasonably likely to result in, the receipt or expenditure of more than $100,000 on an annual basis, including the payment or receipt of royalties or other amounts calculated based upon revenues or income;

(6) any contract or arrangement under which the Subject Company or any of the Subject Company subsidiaries is licensed or otherwise permitted by a third party to use any Intellectual Property that is material to its business (except for any “shrinkwrap” or “click through” license agreements or other agreements for software that is generally available to the public and has not been customized for the Subject Company or the Subject Company subsidiaries) or under which a third party is licensed or otherwise permitted to use any Intellectual Property owned by the Subject Company or any of the Subject Company subsidiaries;

(7) any contract that by its terms limits the payment of dividends or other distributions by the Subject Company;

(8) any standstill or similar agreement pursuant to which any party has agreed not to acquire assets or securities of another person;

(9) any contract that would reasonably be expected to prevent, materially delay, or materially impede the Subject Company’s ability to consummate the transactions contemplated by this Agreement;

(10) any contract providing for indemnification by the Subject Company of any person, except for immaterial contracts entered into in the Ordinary Course of Business;

(11) any contract that contains a put, call, or similar right pursuant to which the Subject Company could be required to purchase or sell, as applicable, any equity interests or assets that have a fair market value or purchase price of more than $100,000;

(12) any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K; and

(13) any contract of the Subject Company that was, or was required to be, filed as an exhibit pursuant to Section 10 of Item 601 of Regulation S-K (or would have been required if the Subject Company was subject to compliance with the Exchange Act of 1934).

“Merger” has the meaning given to it in the Background.

“Merger Consideration” has the meaning given to it in Section 2.1(a).

“Monument” has the meaning given to it in the introductory paragraph of this Agreement.

“Monument Balance Sheet” has the meaning given to it in Section 3.9.

“Monument Bank” has the meaning given to it in the Background.

“Monument Closing Documents” has the meaning given to it in Section 7.2(e).

“Monument Common Stock” has the meaning given to it in the Background.

“Monument Options” has the meaning given to it in Section 2.4(a).

“Monument Recommendation” has the meaning given to it in Section 5.2.

6

“Monument Representatives” has the meaning given to it in Section 5.7(a).

“Monument Share/Monument Shares” has the meaning given to it in Section 2.1(a)(i).

“Monument Shareholders’ Meeting” means the meeting of Monument for purposes of obtaining the approval of its shareholders as required by this Agreement, and any adjournment or postponement thereof.

“Monument Stock Plan” has the meaning given to it in Section 3.4(c).

“Monument Stock Option Plans” has the meaning given to it in Section 2.4(a).

“Monument Subsidiaries” shall have the meaning given to it in Section 3.3.

“Monument Subsidiaries Common Equity” has the meaning given to it in Section 3.4(d).

“NASDAQ” shall mean the National Market System of the National Association of Securities Dealers Automated Quotation System.

“Non-Electing Shares” has the meaning given to it in Section 2.2(a)(viii).

“Notice of Superior Proposal” has the meaning given to it in Section 5.7(e).

“Offering” has the meaning given to it in Section 7.1(e).

“Ordinary Course of Business” means the ordinary course of operations of a person, consistent with its customary business practices.

“Outstanding Shares” has the meaning given to it in Section 2.1(b).

“Parties” means C&N and Monument.

“Pennsylvania Department” means the Pennsylvania Department of Banking and Securities.

“Pension Plan” means each Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA.

“Permitted Encumbrances” means (i) statutory liens for Taxes that are not yet due and payable or otherwise due or contested in good faith in appropriate proceedings for which adequate reserves have been made in accordance with GAAP; (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially impair the continued use of such property in the manner in which it is currently used and do not, individually or in the aggregate detract from the value of, or impair the use of, such property; (iii) liens to secure landlords, lessors or renters under leases or rental agreements; (iv) liens in favor of carriers, warehousemen, mechanics and materialmen, liens to secure claims for labor, materials or supplies and other similar liens; and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.

“Person” means an individual, partnership, limited partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, labor union, Governmental Entity or other entity.

“Personal Information” means the type of information regulated by Privacy Laws and collected, used, disclosed or retained by a Party in its business including information regarding the customers, suppliers, employees and agents of such business, such as an individual’s name, address, age, gender, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records.

7

“Price Determination Period” has the meaning given to it in Section 2.1(d).

“Prior Year” means the calendar year most recently ended prior to the date of this Agreement.

“Privacy Laws” means all applicable federal, state, municipal or other legal requirements governing the collection, use, disclosure and retention of Personal Information.

“Pro-rated Cash Percentage” has the meaning given to it in Section 2.2(b)(iii)(B)1).

“Pro-rated Stock Percentage” has the meaning given to it in Section 1).

“Proxy Statement/Prospectus” has the meaning given to it in Section 3.5.

“Registration Statement” has the meaning given to it in Section 3.5.

“Regulatory Agency or Regulatory Agencies” has the meaning given to it in Section 3.7(a).

“Regulatory Agreement” has the meaning given to it in Section 3.15.

“Related Party Transaction” has the meaning given to it in Section 3.27.

“Remaining Cash Percentage” has the meaning given to it in Section 2.2(b)(iv)(B)2).

“Remaining Stock Percentage” has the meaning given to it in Section 2.2(b)(iii)(B)2).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning given to it in Section 2.3(c).

“SOX Act” has the meaning given to it in Section 3.8(c).

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“Starting Date” has the meaning given to it in Section 8.1(i)(i)(A).

“Starting Price” has the meaning given to it in Section 8.1(i)(i)(A).

“Stock Election” has the meaning given to it in Section 2.2(a).

“Stock Percentage” has the meaning given to it in Section 2.2(b)(iii)(B).

“Stock Test Amount” has the meaning given to it in Section 2.2(b)(i).

“Subsequent Determination” has the meaning given to it in Section 5.7(e).

“Subsidiary” means a corporation, partnership, joint venture or other entity in which C&N or Monument, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” has the meaning given to it in Section 5.7(b).

“Surviving Corporation” has the meaning given to it in Section 1.1.

8

“Tax or Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Termination Date” has the meaning given to it in Section 8.1(b).

“Termination Fee” has the meaning given to it in Section 8.2(b)(iii).

“Unclaimed Shares” has the meaning given to it in Section 2.3(c).

“Unexchanged Shareholder” has the meaning given to it in Section 2.3.

“Voting Agreements” has the meaning given to it in the Background.

9

Exhibit A

PLAN OF MERGER OF

MONUMENT BANK WITH AND INTO C&N BANK

The following is the Plan of Merger approved and adopted by the respective Boards of Directors of Citizens & Northern Bank (“C&N Bank”), a Pennsylvania-chartered financial institution and a wholly-owned subsidiary of Citizens & Northern Corporation, a Pennsylvania corporation (“C&N”), and Monument Bank (“Monument Bank”), a Pennsylvania-chartered financial institution and wholly-owned subsidiary of Monument Bancorp, Inc. (“Monument”), a Pennsylvania corporation. This Plan of Merger is subject to the effectiveness of the Agreement and Plan of Merger, dated September 27, 2018 (the “Holding Company Merger Agreement”) between C&N and Monument pursuant to which Monument shall merge with and into C&N, and C&N will be the surviving corporation.

ARTICLE I - MERGER

1.1           On the Effective Date (as defined in Section 7 hereof), Monument Bank shall merge with and into C&N Bank pursuant to the applicable provisions of the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”), and subject to the approval of the Pennsylvania Department of Banking and Securities (the “Department”) and the Federal Deposit Insurance Corporation (the “FDIC”), whereupon the separate existence of Monument Bank shall cease and C&N Bank shall be the resulting bank (hereinafter sometimes referred to as the “Resulting Bank”).

ARTICLE II - REQUIRED APPROVALS

2.1           Board of Directors' Approval. The Plan of Merger has been unanimously approved by the members of the Board of Directors of Monument Bank and the members of the Board of Directors of C&N Bank, respectively.

2.2           Shareholder Approvals. The Plan of Merger was approved and adopted by Monument, as the sole shareholder of Monument Bank, at a meeting of Monument’s Board of Directors duly called and held on September 27, 2018, and by C&N, as the sole shareholder of C&N Bank, at a meeting of C&N’s Board of Directors duly called and held on September 27, 2018.

ARTICLE III - NAME

3.1           The name of the Resulting Bank, which shall operate as a wholly-owned subsidiary of C&N, shall be “Citizens & Northern Bank”.

ARTICLE IV - ARTICLES OF INCORPORATION

4.1           The Articles of Incorporation of the Resulting Bank shall be the Articles of Incorporation of C&N Bank, as in effect immediately prior to the Effective Date.

1

ARTICLE V - BYLAWS

5.1           The Bylaws of the Resulting Bank shall be the Bylaws of C&N Bank, as in effect immediately prior to the Effective Date.

ARTICLE VI - DIRECTORS AND OFFICERS

6.1           Effective as of the Effective Date, the Board of Directors of C&N Bank shall consist of the directors of C&N Bank in office immediately prior to the Effective Date, with the addition, subject to any required regulatory approvals, of Clark Frame, each to hold office until his or her successor is elected and qualified in accordance with applicable law and the Articles of Incorporation and Bylaws of C&N Bank. The executive officers of the Resulting Bank shall be the executive officers of C&N Bank in office immediately prior to the Effective Date. Each such executive officer shall serve until such time as his successor is duly elected and has qualified.

ARTICLE VII - EFFECTIVE DATE

7.1           The merger of Monument Bank with and into C&N Bank shall become effective, and this Plan of Merger shall be consummated, on the date on which articles of merger executed by Monument Bank and C&N Bank are endorsed by the Department and filed with the Pennsylvania Department of State, unless a later date is specified in such articles of merger (the “Effective Date”).

ARTICLE VIII - ASSUMPTION OF LIABILITIES

8.1           The effect of the Bank Merger shall be as set forth in Section 1606 of the Banking Code.

ARTICLE IX - CONVERSION OF SHARES AND CANCELLATION OF STOCK

9.1           Conversion of C&N Bank Stock. On the Effective Date, all of the then issued and outstanding shares of common stock, par value $5 per share, of C&N Bank shall continue to be issued and outstanding and be owned by C&N.

9.2           Cancellation of Monument Bank Common Stock. On the Effective Date, all of the shares of common stock, par value $1 per share, of Monument Bank which are issued and outstanding immediately prior thereto, shall, by virtue of the merger, be thereupon cancelled. No new shares of the capital stock of the Resulting Bank shall be issued or be deemed to have been issued in exchange for the cancelled shares of Monument Bank common stock, and such cancelled shares shall not be converted into any other shares or other securities of the Resulting Bank.

ARTICLE X - MISCELLANEOUS

10.1          Acknowledgement. Each party to this Plan of Merger, by executing the same, acknowledges and affirms that its Board of Directors, has, by the affirmative vote of at least a majority of its members, approved this Agreement and the transactions contemplated hereby, authorized the execution of this Plan of Merger, empowered its undersigned officers to execute this Plan of Merger, and authorized the filing of this Plan of Merger with the Department and the FDIC.

2

10.2         Counterparts, Modifications, Successors, Headings.

(a)          This Plan of Merger may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(b)          Subject to applicable law, this Plan of Merger may be amended or modified by the parties; provided, however, that all such amendments and modifications must be in writing and signed by both parties.

(c)          This Plan of Merger shall be binding upon and shall inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives; provided, however, that neither party may assign any of its rights nor delegate its duties under this Plan of Merger without the prior written consent of the other party.

(d)          Section headings are not to be considered part of this Plan of Merger, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Plan of Merger or any of its provisions.

10.3         Governing Law. This Plan of Merger and the legal obligations among the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without taking into account provisions regarding choice of law), except to the extent that certain matters may be governed by federal law.

10.4         Termination. This Plan of Merger shall terminate and forthwith become void automatically upon the termination of the Holding Company Merger Agreement in accordance with its terms, unless earlier terminated with the signed written consent of both parties.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the parties have caused this Plan of Merger to be duly executed, and their respective seals to be hereunto affixed, as of the day and year first above written.

MONUMENT BANK

	By:	/s/ Christopher Nardo
	Name:	Christopher Nardo
	Title:	President and CEO
(BANK SEAL)

	Attest:	/s/ G. Brian Cooper
	Name:	G. Brian Cooper
	Title:	Chief Financial Officer

CITIZENS & NORTHERN BANK

	By:	/s/ J. Bradley Scovill
	Name:	J. Bradley Scovill
	Title:	President and Chief Executive Officer
(BANK SEAL)

	Attest:	/s/ Mark A. Hughes
	Name:	Mark A. Hughes
	Title:	Executive Vice President and Chief Financial Officer

Plan of Merger Signautre Page

Exhibit B

September 27, 2018

Board of Directors
Citizens & Northern Corporation
90-92 Main Street

PO Box 58

Wellsboro, PA 16901

Re: Shareholder Voting Agreement

Dear Ladies and Gentlemen:

The undersigned shareholder (“Shareholder”) of Monument Bancorp, Inc., a Pennsylvania corporation ("Monument"), in order to induce Citizens & Northern Corporation, a Pennsylvania corporation ("C&N"), to enter into the Agreement and Plan of Merger, of even date herewith, executed by and between Monument and C&N (the "Agreement"), hereby represents, warrants and agrees as follows:

1.         Shareholder hereby represents and warrants that Shareholder owns of record, or beneficially, good and valid title to all of the shares of the capital stock of Monument shown on Schedule 1, attached hereto, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as otherwise disclosed on Schedule 1, and such shares represent all of the shares of capital stock of Monument beneficially owned by Shareholder, as determined in accordance with Securities and Exchange Commission ("SEC") Rule 13d-3. For purposes hereof, the capital stock of Monument set forth on Schedule 1 shall be referred to herein as the "Shares". It is understood and agreed that the term Shares shall not include any securities beneficially owned by Shareholder as a trustee or fiduciary, and that this Agreement is not in any way intended to affect the exercise by the Shareholder of Shareholder's fiduciary responsibility with respect to any such securities.

2.         Shareholder will vote, or cause to be voted, all of the Shares over which the Shareholder has sole voting power, in person or by proxy, (a) for approval of the Agreement and the transactions contemplated thereby at any meeting of the Monument shareholders duly held for such purpose and (b) against any action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the transactions contemplated by the Agreement, unless and until the Agreement is terminated as set forth therein (the "Expiration Date"). Shareholder will use his or her reasonable efforts to cause any Shares over which Shareholder shares voting power to be voted in the same manner. Shareholder will use his or her best efforts to vote or cause to be voted all other Shares, in person or by proxy, in accordance with Section 2(a) and 2(b), above.

1

3.         Shareholder will not, nor will Shareholder permit any entity under Shareholder's control to, deposit any of the Shares over which the Shareholder holds or shares voting power in a voting trust or subject any of the Shares to any arrangement with respect to the voting of the Shares in any manner inconsistent with this Agreement.

4.         Shareholder will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise, any Shares over which the Shareholder shares or holds the power of disposition or any of Shareholder's voting rights with respect to the Shares, except to a person who is or becomes a party to a voting agreement with C&N in the form of this Agreement.

5.         Irreparable damage would occur in the event any of the provisions of this Agreement are not performed in accordance with the terms hereof and, therefore, C&N shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

6.         The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any lien on any of such Shares under, (i) any contract, commitment or agreement, to which Shareholder is a party or by which Shareholder is bound, or (ii) any judgment, order or ruling applicable to Shareholder.

7.         Shareholder has full power and authority to execute, deliver and perform this Agreement, to vote the Shares over which the Shareholder holds sole voting power as required herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized, and no other actions on the part of Shareholder are required in order to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

8.         Shareholder understands that the shares of C&N Common Stock into which his or her Shares may be converted will be issued in a transaction subject to the Securities Act of 1933, as amended (the "1933 Act"), and registered on a Registration Statement on Form S-4. Shareholder further understands that, should he or she become an affiliate of C&N, within the meaning of SEC Rule 144, Shareholder may become subject to certain restrictions with respect to the sale, transfer or other disposition of any C&N Common Stock received in connection with the transactions contemplated by the Agreement (the "Merger").

2

Accordingly, the Shareholder acknowledges, agrees and undertakes that, if he or she becomes an affiliate of C&N, he or she will not, directly or indirectly, make any sale, transfer or other disposition of any of the C&N Common Stock owned beneficially by him or her as a result of the Merger unless (i) such sale, transfer or other disposition is made pursuant to an effective registration or a valid exemption from registration under the 1933 Act, (ii) such sale, transfer or other disposition is made pursuant to the resale provisions contained in Rule 144, or (iii) in the opinion of counsel in form and substance reasonably satisfactory to C&N or under a "no-action" letter obtained by Shareholder from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the 1933 Act. Shareholder agrees that a restrictive legend reflecting the foregoing may be imprinted on the face of the stock certificate(s) representing the C&N Common Stock to be issued to him or her in connection with the Merger. Shareholder further understands and agrees that the transfer agent for C&N will be instructed not to effect, or to record on the books of C&N, any transfer of shares of C&N Common Stock owned beneficially by Shareholder unless such person has satisfied the requirements of this Agreement.

9.         This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon the heirs, successors and assigns (as applicable) of the parties hereto.

10.         Except as otherwise set forth herein, this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.         Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

12.         It is understood and hereby agreed that this Agreement relates solely to the capacity of Shareholder as a shareholder or beneficial owner of the Shares and is not in any way intended to affect the exercise of Shareholder's responsibilities and fiduciary duties as a director or officer of Monument or any of its subsidiaries.

13.         This Agreement shall terminate and shall have no further force or effect as of the earlier of the Expiration Date and the Effective Time of the Merger.

[SIGNATURE PAGE FOLLOWS]

3

Very truly yours,

Printed Name:

4

Schedule 1

Name	Class of Shares	Number of Shares

Encumbrances

5

Exhibit C

COVENANT NOT TO COMPETE

THIS AGREEMENT is made and entered into this 27th day of September, 2018, by and between Citizens & Northern Corporation, a Pennsylvania corporation having its headquarters at 90-92 Main Street Wellsboro, PA 16901 ("C&N"), and the undersigned director (the “Director”) of Monument Bancorp, Inc., a Pennsylvania corporation having its headquarters at 465 N. Main Street, Doylestown, PA 18901 (“Monument”) and/or Monument Bank, a Pennsylvania chartered financial institution (“Monument Bank”).

WITNESSETH:

WHEREAS, pursuant to an Agreement and Plan of Merger between C&N and Monument dated September 27, 2018 (the "Merger Agreement"), (i) Monument will merge with and into C&N, and (ii) all of the outstanding shares of the common stock of Monument will be converted into cash and shares of the common stock of C&N (the “Merger”).

WHEREAS, Monument Bank, a wholly-owned subsidiary of Monument, will merge with and into Citizens & Northern Bank (“C&N Bank”), a wholly owned subsidiary of C&N, with C&N Bank surviving.

WHEREAS, pursuant to Section 7.2 of the Merger Agreement, a condition to C&N’s obligation to consummate the Merger is that the Director shall agree not to compete with C&N or disclose confidential information of C&N’s business (the “Business”) in accordance with the terms and conditions hereinafter set forth;

WHEREAS, the Director acknowledges that confidential information of C&N, if used in competition with the C&N or if disclosed without authority, would cause serious and irreparable harm to C&N; and

WHEREAS, the parties hereto desire to protect the legitimate interests of C&N during the term of this Agreement.

NOW THEREFORE, in consideration of the covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, C&N and the Director represent, covenant and agree as follows:

SECTION 1: DEFINITIONS

1.1       "Confidential Customer or Client Information" is defined to mean any confidential customer or client information, including, without limitation, any information disclosure of which may be limited by non-disclosure or similar agreements by and between C&N and such C&N’s customers or clients, all of which are unavailable to the general public or to individuals or entities working in the same or similar industry.

1.2       "Confidential Proprietary Information" is defined to mean confidential information, including, but not limited to, trade secrets, client lists and other confidential and proprietary client information, marketing and business plans, methods of recruiting procedures, innovative techniques and other confidential and proprietary information of C&N and the Business, all of which are unavailable or not known to the general public or to individuals or entities working in the same or similar industry.

1.3       "Covenant Term" is defined to mean the period of time commencing with the Effective Time and continuing for two (2) years thereafter.

1.4       "Covered Geographic Area" is defined to mean the Counties of Bucks, Chester, Lehigh, Montgomery, Northampton and Philadelphia, Pennsylvania, and Warren, Hunterdon, Mercer, Burlington Camden and Gloucester counties New Jersey.

1.5       “Effective Time” is defined to mean the effective time of the Merger.

1.6       "Prohibited Competition" is defined to mean acting as a promoter, incorporator, director, trustee, officer, employee or investor (except as an investor owning an interest of less than 3% of a publicly owned company) of a bank or a thrift institution or of a parent or a subsidiary of a bank or a thrift institution.

SECTION 2: COVENANTS

2.1       Covenant Not to Compete. The Director will not, directly or indirectly, during the Covenant Term:

(a) Engage in any Prohibited Competition in the Covered Geographic Area;

(b) Use any Confidential Proprietary Information, whether said information may be in tangible or intangible form, or in Director's memory, and whether for Director's own benefit or for that of another;

(c) Use any Confidential Customer or Client Information, whether said information may be in tangible or intangible form, or in Director's memory, and whether for Director's own benefit or for that of another;

(d) Solicit any full-time officer or employee of C&N to leave the employ of C&N or to enter into direct or indirect competition with C&N; or

(e) Intentionally interfere with any contractual relationship between C&N and any independent contractor who is then engaged in rendering services on behalf of C&N.

2

2.2       Covenant Not to Disclose. The Director will not, at any time during the Covenant Term:

(a)       Intentionally or negligently disclose to any authorized party any Confidential Proprietary Information; or

(b)       Intentionally or negligently disclose to any unauthorized party any Confidential Customer or Client Information.

SECTION 3: CONSIDERATION

3.1       Consideration. The Director acknowledges that the consideration given by C&N pursuant to the Merger Agreement is adequate consideration for the Director's covenants in Section 2 hereof.

SECTION 4: DAMAGES

4.1       Availability of Injunctive Relief. In the event of a breach or threatened breach by the Director of any of the provisions of this Agreement, C&N shall be entitled to an injunction restraining the Director from such breach and from rendering any services to any person, firm or entity in breach of this Agreement. However, nothing in this Agreement shall be construed to prohibit C&N from pursuing any other lawful remedy which may be available at law or in equity for the breach or threatened breach of this Agreement by the Director.

SECTION 5: MISCELLANEOUS

5.1       Not An Employment Contract. The Director acknowledges that this Agreement is not a contract of employment. Nothing contained herein shall be deemed to grant to the Director any employment-related rights or any right to remain a director of C&N, except as otherwise provided in the Merger Agreement.

5.2       Reformation of Time, Geographic and Occupational Limitations. In the event that any provision of this Agreement is held to be unenforceable by a court of competent jurisdiction because it exceeds the maximum time, geographic or occupational limitations permitted by applicable law, then such provision shall be and is hereby reformed to the maximum time, geographic and occupational limitations, as to be permitted and to be enforceable by applicable law.

5.3       Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction or rendered invalid or unenforceable by any governmental, legislative or other action, then such holding or action shall not invalidate or render unenforceable any other provision hereof.

5.4       Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach thereof.

3

5.5       Benefit. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, successors and legal representatives.

5.6       Governing Law, Etc. This Agreement is made under, and shall be governed, construed and interpreted by, and in accordance with, the laws of the Commonwealth of Pennsylvania. The parties hereto agree that any litigation concerning the subject matter of this Agreement shall be litigated in applicable Pennsylvania federal or state courts of proper jurisdiction and venue. Both parties agree to submit to such jurisdiction and venue for all purposes hereunder.

5.7       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same agreement.

5.8       Assignment. The rights of C&N under this Agreement may be assigned to successors and assigns of C&N.

5.9       Effectiveness. This Agreement shall become effective as of the Effective Time. In the event the Merger Agreement is terminated, this Agreement shall be deemed terminated simultaneously therewith.

[SIGNATURE PAGE FOLLOWS]

4

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 27th day of September, 2018.

Citizens & Northern Corporation

By:

Attest:

_________________, Director

5